UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D/A

Under the Securities Exchange Act of 1934

(Amendment #2)*

BEST Inc.

(Name of Issuer)

Class A Ordinary Shares, par value US$0.01 per share

(Title of Class of Securities)

08653C106**

(CUSIP Number)

George Chow 2nd Floor, Block A, Huaxing Modern Industry Park No. 18 Tangmiao Road, Xihu District Hangzhou Zhejiang Province 310013 People’s Republic of China Telephone: (86) 571 8899 5656	Jinwei Zhang Alibaba Group Holding Limited 26/F, Tower One, Times Square 1 Matheson Street, Causeway Bay Hong Kong Telephone: (852) 2215 5100

with copies to Mark Lehmkuhler, Esq. and Tianyi Chen, Esq. Fangda Partners 26/F, One Exchange Square, 8 Connaught Place, Central, Hong Kong (852) 3976 8828	with copies to Peng Yu, Esq. Kirkland & Ellis 26th Floor, Gloucester Tower The Landmark 15 Queen’s Road Central, Hong Kong (852) 3761 3300

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

October 11, 2024

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☒

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

*

The remainder of this cover page shall be filled out for a Reporting Person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

**	This CUSIP number applies to the Issuer’s American Depositary Shares, evidenced by American Depositary Receipts, each representing twenty (20) Class A Ordinary Share of the Issuer.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 08653C106	13D/A

1	NAMES OF REPORTING PERSONS Shao-Ning Johnny Chou
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 51,242,218 *
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 51,242,218 *
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 51,242,218 *
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 16.6%** of Class A Ordinary Shares (representing 12.7%*** of the total issued and outstanding ordinary shares of the Issuer)
14	TYPE OF REPORTING PERSON (see instructions) IN

*

Consists of (a) 47,790,698 Class C ordinary shares of the Issuer (the “Class C Ordinary Shares”), each of which is convertible into one Class A ordinary share of the Issuer (collectively, the “Class A Ordinary Shares”) at any time by the Reporting Person, Mr. Shao-Ning Johnny Chou (“Mr. Chou”), (b) 3,451,520 Class A Ordinary Shares acquired by Mr. Chou pursuant to the terms of restricted share units granted to him under the Issuer’s 2017 Equity Incentive Plan (the “2017 Plan”). Does not include certain ordinary shares that the Reporting Person may be deemed to beneficially own pursuant to its membership in a Rule 13d-5 group. See Item 5.

**

This percentage is calculated using 309,439,150 Class A Ordinary Shares as the denominator, which is equal to the total number of issued and outstanding Class A Ordinary Shares, including (i) 261,648,452 Class A Ordinary Shares, and (ii) 47,790,698 Class A Ordinary Shares assumed to be converted from all Class C Ordinary Shares beneficially owned by Mr. Chou at a conversion rate of 1:1, in each case outstanding as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024.

2 / 125

***

This percentage is calculated using 403,514,399 ordinary shares as the denominator, which is equal to the total number of issued and outstanding ordinary shares of all classes of the Issuer, including (a) 261,648,452 Class A Ordinary Shares, (b) 94,075,249 Class A Ordinary Shares assumed to be converted from all Class B ordinary shares of the Issuer (the “Class B Ordinary Shares”) at a conversion rate of 1:1, and (c) 47,790,698 Class A Ordinary Shares assumed to be converted from all Class C Ordinary Shares at a conversion rate of 1:1, in each case outstanding as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024.

3 / 125

CUSIP No. 08653C106	13D/A

1	NAMES OF REPORTING PERSONS George Chow
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Hong Kong Special Administrative Region of the People’s Republic of China

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 7,202,907 Class A Ordinary Shares*
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 7,202,907 Class A Ordinary Shares*
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,202,907 Class A Ordinary Shares*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.7% of Class A Ordinary Shares** (representing 1.8%*** of the total issued and outstanding ordinary shares of the Issuer)
14	TYPE OF REPORTING PERSON (see instructions) IN

*

Consists of (a) 6,027,907 Class A Ordinary Shares, (b) 320,000 Class A Ordinary Shares represented by the American Depositary Shares (“ADSs”); (c) 505,000 Class A Ordinary Shares acquired by the Reporting Person, Mr. George Chow (“Mr. Chow”) pursuant to the terms of the restricted share units granted to him under the 2017 Plan and (d) 350,000 Class A Ordinary Shares that Mr. Chow has the right to acquire within 60 days after the date hereof upon the exercise of vested options granted to Mr. Chow under the Issuer’s 2008 Equity and Performance Incentive Plan (the “2008 Plan”). See Item 5. Does not include certain ordinary shares that the Reporting Person may be deemed to beneficially own pursuant to its membership in a Rule 13d-5 group.

**

This percentage is calculated using 261,998,452 Class A Ordinary Shares as the denominator, which is equal to the sum of (a) 261,648,452 Class A Ordinary Shares outstanding as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024 and (b) 350,000 Class A Ordinary Shares that Mr. Chow has the right to acquire within 60 days after the date hereof upon the exercise of vested options granted to Mr. Chow under the 2008 Plan.

4 / 125

***

This percentage is calculated using 403,864,399 ordinary shares as the denominator, which is equal to the sum of (a) the total number of issued and outstanding ordinary shares of all classes of the Issuer, including (i) 261,648,452 Class A Ordinary Shares, (ii) 94,075,249 Class A Ordinary Shares assumed to be converted from all Class B Ordinary Shares at a conversion rate of 1:1, and (iii) 47,790,698 Class A Ordinary Shares assumed to be converted from all Class C Ordinary Shares at a conversion rate of 1:1, in each case outstanding as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024, plus (b) 350,000 Class A Ordinary Shares that Mr. Chow has the right to acquire within 60 days after the date hereof upon the exercise of vested options granted to Mr. Chow under the 2008 Plan.

5 / 125

CUSIP No. 08653C106	13D/A

1	NAMES OF REPORTING PERSONS Alibaba Group Holding Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 113,961,632 Class A Ordinary Shares*
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 113,961,632 Class A Ordinary Shares*
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 113,961,632 Class A Ordinary Shares*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 31.2% of Class A Ordinary Shares ** (representing 27.6%*** of the total issued and outstanding ordinary shares of the Issuer)
14	TYPE OF REPORTING PERSON (see instructions) CO

*

Alibaba Group Holding Limited and its affiliates are deemed to beneficially own 113,961,632 Class A Ordinary Shares based on beneficial ownership of: (a) 10,000,000 Class A Ordinary Shares represented by ADSs, (b) 94,075,249 Class B Ordinary Shares which are convertible into the same number of Class A Ordinary Shares at any time at the option of the holder thereof, and (c) US$60,000,000 in outstanding principal amount of the 4.5% Convertible Senior Notes Due 2025 (“2025 Convertible Notes”), which will be convertible into 9,600,000 Class A Ordinary Shares (or in the form of ADSs) at any time after 30 consecutive trading days after May 27, 2020 at the option of the holder thereof, subject to the adjustment as provided under the 2025 Convertible Notes. The Issuer has determined that 9,886,383 Class A Ordinary Shares will be convertible from the 2025 Convertible Notes pursuant to the adjustment mechanism thereunder. Does not include certain ordinary shares that the Reporting Person may be deemed to beneficially own pursuant to its membership in a Rule 13d-5 group. See Item 5.

**

This percentage is calculated using 365,610,084 Class A Ordinary Shares as the denominator, which is equal to the sum of (a) 261,648,452 Class A Ordinary Shares issued and outstanding as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024, (b) 94,075,249 Class A Ordinary Shares assumed to be converted from all Class B Ordinary Shares at a conversion rate of 1:1 beneficially owned by the Reporting Person, and (c) 9,886,383 Class A Ordinary Shares assumed to be converted in full from the outstanding principal amount of the 2025 Convertible Notes (i.e., US$60,000,000).

6 / 125

***

This percentage is calculated using 413,400,782 ordinary shares as the denominator, which is equal to the sum of (a) the total number of issued and outstanding ordinary shares of all classes of the Issuer as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024, including (i) 261,648,452 Class A Ordinary Shares, (ii) 94,075,249 Class A Ordinary Shares assumed to be converted from all Class B Ordinary Shares at a conversion rate of 1:1, and (iii) 47,790,698 Class A Ordinary Shares assumed to be converted from all Class C Ordinary Shares at a conversion rate of 1:1, and (b) 9,886,383 Class A Ordinary Shares assumed to be converted in full from the outstanding principal amount of the 2025 Convertible Notes (i.e., US$60,000,000).

7 / 125

CUSIP No. 08653C106	13D/A

1	NAMES OF REPORTING PERSONS Alibaba Investment Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 85,831,692 Class A Ordinary Shares*
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 85,831,692 Class A Ordinary Shares*
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 85,831,692 Class A Ordinary Shares*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 25.4% of Class A Ordinary Shares ** (representing 21.3%*** of the total issued and outstanding ordinary shares of the Issuer)
14	TYPE OF REPORTING PERSON (see instructions) CO

*

The Reporting Person is deemed to beneficially own 85,831,692 Class A Ordinary Shares based on beneficial ownership of: (i) 10,000,000 Class A Ordinary Shares represented by ADSs and (ii) 75,831,692 Class B Ordinary Shares, which are convertible into the same number of Class A Ordinary Shares at any time at the option of the holder thereof. Does not include certain ordinary shares that the Reporting Person may be deemed to beneficially own pursuant to its membership in a Rule 13d-5 group. See Item 5.

**

This percentage is calculated using 337,480,144 Class A Ordinary Shares as the denominator, which is equal to the sum of (a) 261,648,452 Class A Ordinary Shares issued and outstanding as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024 and (b) 75,831,692 Class A Ordinary Shares assumed to be converted from all Class B Ordinary Shares at a conversion rate of 1:1 beneficially owned by the Reporting Person.

***

This percentage is calculated using 403,514,399 ordinary shares as the denominator, which is equal to the total number of issued and outstanding ordinary shares of all classes of the Issuer as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024, including (a) 261,648,452 Class A Ordinary Shares, (b) 94,075,249 Class A Ordinary Shares assumed to be converted from all Class B Ordinary Shares at a conversion rate of 1:1, and (c) 47,790,698 Class A Ordinary Shares assumed to be converted from all Class C Ordinary Shares at a conversion rate of 1:1.

8 / 125

CUSIP No. 08653C106	13D/A

1	NAMES OF REPORTING PERSONS Alibaba.com China Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 9,886,383 Class A Ordinary Shares*
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 9,886,383 Class A Ordinary Shares*
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,886,383 Class A Ordinary Shares*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.6% of Class A Ordinary Shares ** (representing 2.4%*** of the total issued and outstanding ordinary shares of the Issuer)
14	TYPE OF REPORTING PERSON (see instructions) CO

*

The Reporting Person is deemed to beneficially own 9,886,383 Class A Ordinary Shares based on its ownership of US$60,000,000 in outstanding principal amount of the 2025 Convertible Notes, which will be convertible into 9,600,000 Class A Ordinary Shares (or in the form of ADSs) at any time after the 30th trading day after May 27, 2020 at the option of the holder thereof, subject to the adjustment as provided under the 2025 Convertible Notes. The Issuer has determined that 9,886,383 Class A Ordinary Shares will be convertible from the 2025 Convertible Notes pursuant to the adjustment mechanism thereunder. Does not include certain ordinary shares that the Reporting Person may be deemed to beneficially own pursuant to its membership in a Rule 13d-5 group. See Item 5.

**

This percentage is calculated using 271,534,835 Class A Ordinary Shares as the denominator, which is equal to the sum of (a) 261,648,452 Class A Ordinary Shares issued and outstanding as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024 and (b) 9,886,383 Class A Ordinary Shares assumed to be converted in full from the outstanding principal amount of the 2025 Convertible Notes (i.e., US$60,000,000).

9 / 125

***

This percentage is calculated using 413,400,782 ordinary shares as the denominator, which is equal to the sum of (a) the total number of issued and outstanding ordinary shares of all classes of the Issuer as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024, including (i) 261,648,452 Class A Ordinary Shares, (ii) 94,075,249 Class A Ordinary Shares assumed to be converted from all Class B Ordinary Shares at a conversion rate of 1:1, (iii) 47,790,698 Class A Ordinary Shares assumed to be converted from all Class C Ordinary Shares at a conversion rate of 1:1, and (b) 9,886,383 Class A Ordinary Shares assumed to be converted in full from the outstanding principal amount of the 2025 Convertible Notes (i.e., US$60,000,000).

10 / 125

CUSIP No. 08653C106	13D/A

1	NAMES OF REPORTING PERSONS Ali CN Investment Holding Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 18,243,557 Class A Ordinary Shares*
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 18,243,557 Class A Ordinary Shares*
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 18,243,557 Class A Ordinary Shares*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.5% of Class A Ordinary Shares ** (representing 4.5%*** of the total issued and outstanding ordinary shares of the Issuer)
14	TYPE OF REPORTING PERSON (see instructions) CO

*

The Reporting Person is deemed to beneficially own 18,243,557 Class A Ordinary Shares based on beneficial ownership of 18,243,557 Class B Ordinary Shares, which are convertible into the same number of Class A Ordinary Shares at any time at the option of the holder thereof. Does not include certain ordinary shares that the Reporting Person may be deemed to beneficially own pursuant to its membership in a Rule 13d-5 group. See Item 5.

**

This percentage is calculated using 279,892,009 Class A Ordinary Shares as the denominator, which is equal to the sum of (a) 261,648,452 Class A Ordinary Shares issued and outstanding as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024 and (b) 18,243,557 Class A Ordinary Shares assumed to be converted from all Class B Ordinary Shares at a conversion rate of 1:1 beneficially owned by the Reporting Person.

***

This percentage is calculated using 403,514,399 ordinary shares as the denominator, which is equal to the total number of issued and outstanding ordinary shares of all classes of the Issuer as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024, including (a) 261,648,452 Class A Ordinary Shares, (b) 94,075,249 Class A Ordinary Shares assumed to be converted from all Class B Ordinary Shares at a conversion rate of 1:1, and (c) 47,790,698 Class A Ordinary Shares assumed to be converted from all Class C Ordinary Shares at a conversion rate of 1:1.

11 / 125

CUSIP No. 08653C106	13D/A

1	NAMES OF REPORTING PERSONS Cainiao Smart Logistics Network Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 18,243,557 Class A Ordinary Shares*
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 18,243,557 Class A Ordinary Shares*
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 18,243,557 Class A Ordinary Shares*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.5% of Class A Ordinary Shares ** (representing 4.5%*** of the total issued and outstanding ordinary shares of the Issuer)
14	TYPE OF REPORTING PERSON (see instructions) CO

*

The Reporting Person is deemed to beneficially own 18,243,557 Class A Ordinary Shares based on beneficial ownership of 18,243,557 Class B Ordinary Shares, which are convertible into the same number of Class A Ordinary Shares at any time at the option of the holder thereof. Does not include certain ordinary shares that the Reporting Person may be deemed to beneficially own pursuant to its membership in a Rule 13d-5 group. See Item 5.

**

This percentage is calculated using 279,892,009 Class A Ordinary Shares as the denominator, which is equal to the sum of (a) 261,648,452 Class A Ordinary Shares issued and outstanding as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024 and (b) 18,243,557 Class A Ordinary Shares assumed to be converted from all Class B Ordinary Shares at a conversion rate of 1:1 beneficially owned by the Reporting Person.

***

This percentage is calculated using 403,514,399 ordinary shares as the denominator, which is equal to the total number of issued and outstanding ordinary shares of all classes of the Issuer as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024, including (a) 261,648,452 Class A Ordinary Shares, (b) 94,075,249 Class A Ordinary Shares assumed to be converted from all Class B Ordinary Shares at a conversion rate of 1:1, and (c) 47,790,698 Class A Ordinary Shares assumed to be converted from all Class C Ordinary Shares at a conversion rate of 1:1.

12 / 125

CUSIP No. 08653C106	13D/A

1	NAMES OF REPORTING PERSONS Cainiao Smart Logistics Investment Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 18,243,557 Class A Ordinary Shares*
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 18,243,557 Class A Ordinary Shares*
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 18,243,557 Class A Ordinary Shares*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.5% of Class A Ordinary Shares ** (representing 4.5%*** of the total issued and outstanding ordinary shares of the Issuer)
14	TYPE OF REPORTING PERSON (see instructions) CO

*

The Reporting Person is deemed to beneficially own 18,243,557 Class A Ordinary Shares based on beneficial ownership of 18,243,557 Class B Ordinary Shares, which are convertible into the same number of Class A Ordinary Shares at any time at the option of the holder thereof. Does not include certain ordinary shares that the Reporting Person may be deemed to beneficially own pursuant to its membership in a Rule 13d-5 group. See Item 5.

**

This percentage is calculated using 279,892,009 Class A Ordinary Shares as the denominator, which is equal to the sum of (a) 261,648,452 Class A Ordinary Shares issued and outstanding as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024 and (b) 18,243,557 Class A Ordinary Shares assumed to be converted from all Class B Ordinary Shares at a conversion rate of 1:1 beneficially owned by the Reporting Person.

***

This percentage is calculated using 403,514,399 ordinary shares as the denominator, which is equal to the total number of issued and outstanding ordinary shares of all classes of the Issuer as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024, including (a) 261,648,452 Class A Ordinary Shares, (b) 94,075,249 Class A Ordinary Shares assumed to be converted from all Class B Ordinary Shares at a conversion rate of 1:1, and (c) 47,790,698 Class A Ordinary Shares assumed to be converted from all Class C Ordinary Shares at a conversion rate of 1:1.

13 / 125

CUSIP No. 08653C106	13D/A

1	NAMES OF REPORTING PERSONS BJ Russell Holdings Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 33,548,304 Class A Ordinary Shares*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 33,548,304 Class A Ordinary Shares*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 33,548,304 Class A Ordinary Shares*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.8%** of Class A Ordinary Shares (representing 8.3%*** of the total issued and outstanding ordinary shares of the Issuer)
14	TYPE OF REPORTING PERSON (see instructions) CO

*	Does not include certain ordinary shares that the Reporting Person may be deemed to beneficially own pursuant to its membership in a Rule 13d-5 group. See Item 5.

**

This percentage is calculated using 261,648,452 Class A Ordinary Shares as the denominator, which is equal to the total number of Class A Ordinary Shares issued and outstanding as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024.

***

This percentage is calculated using 403,514,399 ordinary shares as the denominator, which is equal to the total number of issued and outstanding ordinary shares of all classes of the Issuer as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024, including (a) 261,648,452 Class A Ordinary Shares, (b) 94,075,249 Class A Ordinary Shares assumed to be converted from all Class B Ordinary Shares at a conversion rate of 1:1, and (c) 47,790,698 Class A Ordinary Shares assumed to be converted from all Class C Ordinary Shares at a conversion rate of 1:1.

14 / 125

CUSIP No. 08653C106	13D/A

1	NAMES OF REPORTING PERSONS Hung Chris Hui
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION People’s Republic of China

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 33,548,304 Class A Ordinary Shares*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 33,548,304 Class A Ordinary Shares*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 33,548,304 Class A Ordinary Shares*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.8%** of Class A Ordinary Shares (representing 8.3%*** of the total issued and outstanding ordinary shares of the Issuer)
14	TYPE OF REPORTING PERSON (see instructions) IN

*

Hung Chris Hui owns 100% of the share capital of BJ Russell Holdings Limited (“BJ Russell”) and may be deemed to own beneficially all of the shares held by BJ Russell. Does not include certain ordinary shares that the Reporting Person may be deemed to beneficially own pursuant to its membership in a Rule 13d-5 group. See Item 5.

**

This percentage is calculated using 261,648,452 Class A Ordinary Shares as the denominator, which is equal to the total number of Class A Ordinary Shares issued and outstanding as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024.

***

This percentage is calculated using 403,514,399 ordinary shares as the denominator, which is equal to the total number of issued and outstanding ordinary shares of all classes of the Issuer as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024, including (a) 261,648,452 Class A Ordinary Shares, (b) 94,075,249 Class A Ordinary Shares assumed to be converted from all Class B Ordinary Shares at a conversion rate of 1:1, and (c) 47,790,698 Class A Ordinary Shares assumed to be converted from all Class C Ordinary Shares at a conversion rate of 1:1.

15 / 125

CUSIP No. 08653C106	13D/A

1	NAMES OF REPORTING PERSONS Yahong Liang
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION People’s Republic of China

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 33,548,304 Class A Ordinary Shares*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 33,548,304 Class A Ordinary Shares*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 33,548,304 Class A Ordinary Shares*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.8%** of Class A Ordinary Shares (representing 8.3%*** of the total issued and outstanding ordinary shares of the Issuer)
14	TYPE OF REPORTING PERSON (see instructions) IN

*

Yahong Liang is the sole director of BJ Russell and may also be deemed to beneficially own all of the shares held BJ Russell, but hereby disclaims beneficial ownership of any of such shares. Does not include certain ordinary shares that the Reporting Person may be deemed to beneficially own pursuant to its membership in a Rule 13d-5 group. See Item 5.

**

This percentage is calculated using 261,648,452 Class A Ordinary Shares as the denominator, which is equal to the total number of Class A Ordinary Shares issued and outstanding as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024.

***

This percentage is calculated using 403,514,399 ordinary shares as the denominator, which is equal to the total number of issued and outstanding ordinary shares of all classes of the Issuer as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024, including (a) 261,648,452 Class A Ordinary Shares, (b) 94,075,249 Class A Ordinary Shares assumed to be converted from all Class B Ordinary Shares at a conversion rate of 1:1, and (c) 47,790,698 Class A Ordinary Shares assumed to be converted from all Class C Ordinary Shares at a conversion rate of 1:1.

16 / 125

CUSIP No. 08653C106	13D/A

1	NAMES OF REPORTING PERSONS IDG-Accel China Capital II L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 3,970,760 Class A Ordinary Shares*
	8	SHARED VOTING POWER 177,100 Class A Ordinary Shares**
	9	SOLE DISPOSITIVE POWER 3,970,760 Class A Ordinary Shares*
	10	SHARED DISPOSITIVE POWER 177,100 Class A Ordinary Shares**

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,147,860 Class A Ordinary Shares
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.6%*** of Class A Ordinary Shares (representing 1.0%**** of the total issued and outstanding ordinary shares of the Issuer)
14	TYPE OF REPORTING PERSON (see instructions) PN

*

The Reporting Person is the record owner of these shares. By virtue of being the general partner of the Reporting Person, IDG-Accel China Capital II Associates L.P. may be deemed to have sole voting and dispositive power with respect to these shares. By virtue of being the general partner of IDG-Accel China Capital II Associates L.P., IDG-Accel China Capital GP II Associates Ltd. may be deemed to have sole voting and dispositive power with respect to these shares. By virtue of being shareholders and the two directors of IDG-Accel China Capital GP II Associates Ltd., Quan Zhou and Chi Sing Ho may be deemed to have shared voting and dispositive power with respect to these shares. IDG-Accel China Capital GP II Associates Ltd. is also the general partner of IDG-Accel China Capital II Investors L.P. By virtue of such relationship, IDG-Accel China Capital II Investors L.P. may be deemed to have shared voting and dispositive power with respect to these shares. See Item 5.

**

IDG-Accel China Capital II Investors L.P. is the record owner of these shares. The Reporting Person and IDG-Accel China Capital II Investors L.P. have the same ultimate general partner. By virtue of such relationship, the Reporting Person may be deemed to share the voting and dispositive power with respect to these shares.

***

This percentage is calculated using 261,648,452 Class A Ordinary Shares as the denominator, which is equal to the total number of Class A Ordinary Shares issued and outstanding as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024.

17 / 125

****

This percentage is calculated using 403,514,399 ordinary shares as the denominator, which is equal to the total number of issued and outstanding ordinary shares of all classes of the Issuer as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024, including (a) 261,648,452 Class A Ordinary Shares, (b) 94,075,249 Class A Ordinary Shares assumed to be converted from all Class B Ordinary Shares at a conversion rate of 1:1, and (c) 47,790,698 Class A Ordinary Shares assumed to be converted from all Class C Ordinary Shares at a conversion rate of 1:1.

18 / 125

CUSIP No. 08653C106	13D/A

1	NAMES OF REPORTING PERSONS IDG-Accel China Capital II Associates L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 3,970,760 Class A Ordinary Shares*
	8	SHARED VOTING POWER 177,100 Class A Ordinary Shares**
	9	SOLE DISPOSITIVE POWER 3,970,760 Class A Ordinary Shares*
	10	SHARED DISPOSITIVE POWER 177,100 Class A Ordinary Shares**

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,147,860 Class A Ordinary Shares
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.6%*** of Class A Ordinary Shares (representing 1.0%**** of the total issued and outstanding ordinary shares of the Issuer)
14	TYPE OF REPORTING PERSON (see instructions) PN

*

IDG-Accel China Capital II L.P. is the record owner of these shares. By virtue of being the general partner of IDG-Accel China Capital II L.P., the Reporting Person may be deemed to have sole voting and dispositive power with respect to these shares. See Item 5.

**

IDG-Accel China Capital II Investors L.P. is the record owner of these shares. The Reporting Person and IDG-Accel China Capital II Investors L.P. have the same ultimate general partner. By virtue of such relationship, the Reporting Person may be deemed to share the voting and dispositive power with respect to these shares.

***

This percentage is calculated using 261,648,452 Class A Ordinary Shares as the denominator, which is equal to the total number of Class A Ordinary Shares issued and outstanding as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024.

****

This percentage is calculated using 403,514,399 ordinary shares as the denominator, which is equal to the total number of issued and outstanding ordinary shares of all classes of the Issuer as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024, including (a) 261,648,452 Class A Ordinary Shares, (b) 94,075,249 Class A Ordinary Shares assumed to be converted from all Class B Ordinary Shares at a conversion rate of 1:1, and (c) 47,790,698 Class A Ordinary Shares assumed to be converted from all Class C Ordinary Shares at a conversion rate of 1:1.

19 / 125

CUSIP No. 08653C106	13D/A

1	NAMES OF REPORTING PERSONS IDG-Accel China Capital II Investors L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 177,100 Class A Ordinary Shares*
	8	SHARED VOTING POWER 3,970,760 Class A Ordinary Shares**
	9	SOLE DISPOSITIVE POWER 177,100 Class A Ordinary Shares*
	10	SHARED DISPOSITIVE POWER 3,970,760 Class A Ordinary Shares**

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,147,860 Class A Ordinary Shares
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.6%*** of Class A Ordinary Shares (representing 1.0%**** of the total issued and outstanding ordinary shares of the Issuer)
14	TYPE OF REPORTING PERSON (see instructions) PN

*

The Reporting Person is the record owner of these shares. By virtue of being the general partner of the Reporting Person, IDG-Accel China Capital GP II Associates Ltd. may be deemed to have sole voting and dispositive power with respect to these shares. By virtue of being shareholders and the two directors of IDG-Accel China Capital GP II Associates Ltd., Quan Zhou and Chi Sing Ho may be deemed to have shared voting and dispositive power with respect to these shares. IDG-Accel China Capital GP II Associates Ltd. is also the general partner of IDG-Accel China Capital II Associates L.P., which is the general partner of IDG-Accel China Capital II L.P. By virtue of such relationship, each of IDG-Accel China Capital II Associates L.P. and IDG-Accel China Capital II L.P. may be deemed to have shared voting and dispositive power with respect to these shares. See Item 5.

**

IDG-Accel China Capital II L.P. is the record owner of these shares. The Reporting Person and IDG-Accel China Capital II L.P. have the same ultimate general partner. By virtue of such relationship, the Reporting Person may be deemed to share the voting and dispositive power with respect to these shares.

***

This percentage is calculated using 261,648,452 Class A Ordinary Shares as the denominator, which is equal to the total number of Class A Ordinary Shares issued and outstanding as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024.

20 / 125

****

This percentage is calculated using 403,514,399 ordinary shares as the denominator, which is equal to the total number of issued and outstanding ordinary shares of all classes of the Issuer as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024, including (a) 261,648,452 Class A Ordinary Shares, (b) 94,075,249 Class A Ordinary Shares assumed to be converted from all Class B Ordinary Shares at a conversion rate of 1:1, and (c) 47,790,698 Class A Ordinary Shares assumed to be converted from all Class C Ordinary Shares at a conversion rate of 1:1.

21 / 125

CUSIP No. 08653C106	13D/A

1	NAMES OF REPORTING PERSONS IDG-Accel China Capital GP II Associates Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 4,147,860 Class A Ordinary Shares*
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 4,147,860 Class A Ordinary Shares*
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,147,860 Class A Ordinary Shares
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.6%** of Class A Ordinary Shares (representing 1.0%*** of the total issued and outstanding ordinary shares of the Issuer)
14	TYPE OF REPORTING PERSON (see instructions) CO

*

IDG-Accel China Capital II L.P. and IDG-Accel China Capital II Investors L.P. are the record owner of these shares. By virtue of being the ultimate general partner of IDG-Accel China Capital II L.P. and IDG-Accel China Capital II Investors L.P., the Reporting Person may be deemed to have sole voting and dispositive power with respect to these shares. See Item 5.

**

This percentage is calculated using 261,648,452 Class A Ordinary Shares as the denominator, which is equal to the total number of Class A Ordinary Shares issued and outstanding as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024.

***

This percentage is calculated using 403,514,399 ordinary shares as the denominator, which is equal to the total number of issued and outstanding ordinary shares of all classes of the Issuer as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024, including (a) 261,648,452 Class A Ordinary Shares, (b) 94,075,249 Class A Ordinary Shares assumed to be converted from all Class B Ordinary Shares at a conversion rate of 1:1, and (c) 47,790,698 Class A Ordinary Shares assumed to be converted from all Class C Ordinary Shares at a conversion rate of 1:1.

22 / 125

CUSIP No. 08653C106	13D/A

1	NAMES OF REPORTING PERSONS Quan Zhou
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 4,147,860 Class A Ordinary Shares*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 4,147,860 Class A Ordinary Shares*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,147,860 Class A Ordinary Shares
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.6%** of Class A Ordinary Shares (representing 1.0%*** of the total issued and outstanding ordinary shares of the Issuer)
14	TYPE OF REPORTING PERSON (see instructions) IN

*

Including 3,970,760 Class A Ordinary Shares of which the record owner is IDG-Accel China Capital II L.P. and 177,100 Class A Ordinary Shares of which the record owner is IDG-Accel China Capital II Investors L.P. The ultimate general partner of IDG-Accel China Capital II L.P. and IDG-Accel China Capital II Investors L.P. is IDG-Accel China Capital GP II Associates Ltd., of which the Reporting Person and Chi Sing Ho are shareholders and the two directors. By virtue of being shareholders and the two directors of IDG-Accel China Capital GP II Associates Ltd., the Reporting Person and Chi Sing Ho may be deemed to have shared voting and dispositive power with respect to these shares. See Item 5.

**

This percentage is calculated using 261,648,452 Class A Ordinary Shares as the denominator, which is equal to the total number of Class A Ordinary Shares issued and outstanding as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024.

***

This percentage is calculated using 403,514,399 ordinary shares as the denominator, which is equal to the total number of issued and outstanding ordinary shares of all classes of the Issuer as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024, including (a) 261,648,452 Class A Ordinary Shares, (b) 94,075,249 Class A Ordinary Shares assumed to be converted from all Class B Ordinary Shares at a conversion rate of 1:1, and (c) 47,790,698 Class A Ordinary Shares assumed to be converted from all Class C Ordinary Shares at a conversion rate of 1:1.

23 / 125

CUSIP No. 08653C106	13D/A

1	NAMES OF REPORTING PERSONS Chi Sing Ho
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 4,147,860 Class A Ordinary Shares*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 4,147,860 Class A Ordinary Shares*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,147,860 Class A Ordinary Shares
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.6%** of Class A Ordinary Shares (representing 1.0%*** of the total issued and outstanding ordinary shares of the Issuer)
14	TYPE OF REPORTING PERSON (see instructions) IN

*

Including 3,970,760 Class A Ordinary Shares of which the record owner is IDG-Accel China Capital II L.P. and 177,100 Class A Ordinary Shares of which the record owner is IDG-Accel China Capital II Investors L.P. The ultimate general partner of IDG-Accel China Capital II L.P. and IDG-Accel China Capital II Investors L.P. is IDG-Accel China Capital GP II Associates Ltd., of which the Reporting Person and Quan Zhou are shareholders and the two directors. By virtue of being shareholders and the two directors of IDG-Accel China Capital GP II Associates Ltd., the Reporting Person and Quan Zhou may be deemed to have shared voting and dispositive power with respect to these shares. See Item 5.

**

This percentage is calculated using 261,648,452 Class A Ordinary Shares as the denominator, which is equal to the total number of Class A Ordinary Shares issued and outstanding as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024.

***

This percentage is calculated using 403,514,399 ordinary shares as the denominator, which is equal to the total number of issued and outstanding ordinary shares of all classes of the Issuer as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024, including (a) 261,648,452 Class A Ordinary Shares, (b) 94,075,249 Class A Ordinary Shares assumed to be converted from all Class B Ordinary Shares at a conversion rate of 1:1, and (c) 47,790,698 Class A Ordinary Shares assumed to be converted from all Class C Ordinary Shares at a conversion rate of 1:1.

24 / 125

CUSIP No. 08653C106	13D/A

1	NAMES OF REPORTING PERSONS Shaohan Joe Chou
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 5,081,395 Class A Ordinary Shares*
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 5,081,395 Class A Ordinary Shares*
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,081,395 Class A Ordinary Shares*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.9%** of Class A Ordinary Shares (representing 1.3%*** of the total issued and outstanding ordinary shares of the Issuer)
14	TYPE OF REPORTING PERSON (see instructions) IN

*

Consists of (a) 4,081,395 Class A Ordinary Shares, and (b) 1,000,000 ADSs. Does not include certain ordinary shares that the Reporting Person may be deemed to beneficially own pursuant to its membership in a Rule 13d-5 group. See Item 5.

**

This percentage is calculated using 261,648,452 Class A Ordinary Shares as the denominator, which is equal to the total number of Class A Ordinary Shares issued and outstanding as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024.

***

This percentage is calculated using 403,514,399 ordinary shares as the denominator, which is equal to the total number of issued and outstanding ordinary shares of all classes of the Issuer as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024, including (a) 261,648,452 Class A Ordinary Shares, (b) 94,075,249 Class A Ordinary Shares assumed to be converted from all Class B Ordinary Shares at a conversion rate of 1:1, and (c) 47,790,698 Class A Ordinary Shares assumed to be converted from all Class C Ordinary Shares at a conversion rate of 1:1.

25 / 125

CUSIP No. 08653C106	13D/A

1	NAMES OF REPORTING PERSONS David Hsiaoming Ting
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 614,000 Class A Ordinary Shares*
	8	SHARED VOTING POWER 80,680 Class A Ordinary Shares**
	9	SOLE DISPOSITIVE POWER 614,000 Class A Ordinary Shares*
	10	SHARED DISPOSITIVE POWER 80,680 Class A Ordinary Shares**

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 694,680 Class A Ordinary Shares* **
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2%*** of Class A Ordinary Shares (representing 0.2%**** of the total issued and outstanding ordinary shares of the Issuer)
14	TYPE OF REPORTING PERSON (see instructions) IN

*

Consists of (a) 550,000 Class A Ordinary Shares, and (b) 64,000 Class A Ordinary Shares represented by ADSs. Does not include certain ordinary shares that the Reporting Person may be deemed to beneficially own pursuant to its membership in a Rule 13d-5 group. See Item 5.

**

The Reporting Person is a trustee of the Ting Family Trust, which is the legal owner of 80,680 Class A Ordinary Shares. In his capacity as trustee of the Ting Family Trust, the Reporting Person may, together with Linda Chang Ting, the other trustee of the Ting Family Trust, be deemed to have shared voting and dispositive power with respect to those shares.

***

This percentage is calculated using 261,648,452 Class A Ordinary Shares as the denominator, which is equal to the total number of Class A Ordinary Shares issued and outstanding as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024.

****

This percentage is calculated using 403,514,399 ordinary shares as the denominator, which is equal to the total number of issued and outstanding ordinary shares of all classes of the Issuer as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024, including (a) 261,648,452 Class A Ordinary Shares, (b) 94,075,249 Class A Ordinary Shares assumed to be converted from all Class B Ordinary Shares at a conversion rate of 1:1, and (c) 47,790,698 Class A Ordinary Shares assumed to be converted from all Class C Ordinary Shares at a conversion rate of 1:1.

26 / 125

CUSIP No. 08653C106	13D/A

1	NAMES OF REPORTING PERSONS The 2012 MKB Irrevocable Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 670,500 Class A Ordinary Shares*
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 670,500 Class A Ordinary Shares*
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 670,500 Class A Ordinary Shares*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.3%** of Class A Ordinary Shares (representing 0.2%*** of the total issued and outstanding ordinary shares of the Issuer)
14	TYPE OF REPORTING PERSON (see instructions) OO

*

Consists of (a) 550,000 Class A Ordinary Shares, and (b) 120,500 Class A Ordinary Shares represented by ADSs. Michael Chang is the trustee of the Reporting Person, and in his capacity as trustee he may be deemed to have sole voting and dispositive power with respect to the 675,500 Class A Ordinary Shares owned by the Reporting Person. Does not include certain ordinary shares that the Reporting Person may be deemed to beneficially own pursuant to its membership in a Rule 13d-5 group. See Item 5.

**

This percentage is calculated using 261,648,452 Class A Ordinary Shares as the denominator, which is equal to the total number of Class A Ordinary Shares issued and outstanding as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024.

***

This percentage is calculated using 403,514,399 ordinary shares as the denominator, which is equal to the total number of issued and outstanding ordinary shares of all classes of the Issuer as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024, including (a) 261,648,452 Class A Ordinary Shares, (b) 94,075,249 Class A Ordinary Shares assumed to be converted from all Class B Ordinary Shares at a conversion rate of 1:1, and (c) 47,790,698 Class A Ordinary Shares assumed to be converted from all Class C Ordinary Shares at a conversion rate of 1:1.

27 / 125

CUSIP No. 08653C106	13D/A

1	NAMES OF REPORTING PERSONS Ting Childrens Irrevocable Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 192,000 Class A Ordinary Shares*
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 192,000 Class A Ordinary Shares*
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 192,000 Class A Ordinary Shares*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%** of Class A Ordinary Shares (representing 0.0%*** of the total issued and outstanding ordinary shares of the Issuer)
14	TYPE OF REPORTING PERSON (see instructions) OO

*

Michael Chang is the trustee of the Reporting Person, and in his capacity as trustee he may be deemed to have sole voting and dispositive power with respect to the 192,000 Class A Ordinary Shares owned by the Reporting Person. Does not include certain ordinary shares that the Reporting Person may be deemed to beneficially own pursuant to its membership in a Rule 13d-5 group. See Item 5.

**

This percentage is calculated using 261,648,452 Class A Ordinary Shares as the denominator, which is equal to the total number of Class A Ordinary Shares issued and outstanding as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024.

***

This percentage is calculated using 403,514,399 ordinary shares as the denominator, which is equal to the total number of issued and outstanding ordinary shares of all classes of the Issuer as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024, including (a) 261,648,452 Class A Ordinary Shares, (b) 94,075,249 Class A Ordinary Shares assumed to be converted from all Class B Ordinary Shares at a conversion rate of 1:1, and (c) 47,790,698 Class A Ordinary Shares assumed to be converted from all Class C Ordinary Shares at a conversion rate of 1:1.

28 / 125

CUSIP No. 08653C106	13D/A

1	NAMES OF REPORTING PERSONS Michael Chang
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 862,500 Class A Ordinary Shares*
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 862,500 Class A Ordinary Shares*
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 862,500 Class A Ordinary Shares*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.3%** of Class A Ordinary Shares (representing 0.2%*** of the total issued and outstanding ordinary shares of the Issuer)
14	TYPE OF REPORTING PERSON (see instructions) IN

*

Michael Chang is the trustee of (i) The 2012 MBK Irrevocable Trust, which is the legal owner of 670,500 Class A Ordinary Shares, and (ii) the Ting Childrens Irrevocable Trust, which is the legal owner of 192,000 Class A Ordinary Shares, and in his capacity as trustee he may be deemed to have sole voting and dispositive power with respect to the Class A Ordinary Shares owned by The 2012 MBK Irrevocable Trust and the Ting Childrens Irrevocable Trust. Does not include certain ordinary shares that the Reporting Person may be deemed to beneficially own pursuant to its membership in a Rule 13d-5 group. See Item 5.

**

This percentage is calculated using 261,648,452 Class A Ordinary Shares as the denominator, which is equal to the total number of Class A Ordinary Shares issued and outstanding as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024.

***

This percentage is calculated using 403,514,399 ordinary shares as the denominator, which is equal to the total number of issued and outstanding ordinary shares of all classes of the Issuer as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024, including (a) 261,648,452 Class A Ordinary Shares, (b) 94,075,249 Class A Ordinary Shares assumed to be converted from all Class B Ordinary Shares at a conversion rate of 1:1, and (c) 47,790,698 Class A Ordinary Shares assumed to be converted from all Class C Ordinary Shares at a conversion rate of 1:1.

29 / 125

CUSIP No. 08653C106	13D/A

1	NAMES OF REPORTING PERSONS Ting Family Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 80,680 Class A Ordinary Shares*
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 80,680 Class A Ordinary Shares*
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 80,680 Class A Ordinary Shares*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%** of Class A Ordinary Shares (representing 0.0%*** of the total issued and outstanding ordinary shares of the Issuer)
14	TYPE OF REPORTING PERSON (see instructions) OO

*	Does not include certain ordinary shares that the Reporting Person may be deemed to beneficially own pursuant to its membership in a Rule 13d-5 group. See Item 5.
**

David Hsiaoming Ting is a trustee of the Reporting Person, which is the legal owner of 80,680 Class A Ordinary Shares. In his capacity as trustee of the Reporting Person, Mr. Ting may, together with Linda Chang Ting, the other trustee of the Reporting Person, be deemed to have shared voting and dispositive power with respect to those shares.

***

This percentage is calculated using 261,648,452 Class A Ordinary Shares as the denominator, which is equal to the total number of Class A Ordinary Shares issued and outstanding as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024.

****

This percentage is calculated using 403,514,399 ordinary shares as the denominator, which is equal to the total number of issued and outstanding ordinary shares of all classes of the Issuer as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024, including (a) 261,648,452 Class A Ordinary Shares, (b) 94,075,249 Class A Ordinary Shares assumed to be converted from all Class B Ordinary Shares at a conversion rate of 1:1, and (c) 47,790,698 Class A Ordinary Shares assumed to be converted from all Class C Ordinary Shares at a conversion rate of 1:1.

30 / 125

CUSIP No. 08653C106	13D/A

1	NAMES OF REPORTING PERSONS Linda Chang Ting
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 80,680 Class A Ordinary Shares*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 80,680 Class A Ordinary Shares*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 80,680 Class A Ordinary Shares*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%** of Class A Ordinary Shares (representing 0.0%*** of the total issued and outstanding ordinary shares of the Issuer)
14	TYPE OF REPORTING PERSON (see instructions) IN

*	Does not include certain ordinary shares that the Reporting Person may be deemed to beneficially own pursuant to its membership in a Rule 13d-5 group. See Item 5.
**

The Reporting Person is a trustee of the Ting Family Trust, which is the legal owner of 80,680 Class A Ordinary Shares. In her capacity as trustee of the Reporting Person, Ms. Ting may, together with David Hsiaoming Ting, the other trustee of the Reporting Person, be deemed to have shared voting and dispositive power with respect to those shares.

***

This percentage is calculated using 261,648,452 Class A Ordinary Shares as the denominator, which is equal to the total number of Class A Ordinary Shares issued and outstanding as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024.

****

This percentage is calculated using 403,514,399 ordinary shares as the denominator, which is equal to the total number of issued and outstanding ordinary shares of all classes of the Issuer as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024, including (a) 261,648,452 Class A Ordinary Shares, (b) 94,075,249 Class A Ordinary Shares assumed to be converted from all Class B Ordinary Shares at a conversion rate of 1:1, and (c) 47,790,698 Class A Ordinary Shares assumed to be converted from all Class C Ordinary Shares at a conversion rate of 1:1.

31 / 125

CUSIP No. 08653C106	13D/A

1	NAMES OF REPORTING PERSONS Sunshui Hopeson Capital Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 2,211,340 Class A Ordinary Shares*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 2,211,340 Class A Ordinary Shares*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,211,340 Class A Ordinary Shares*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.8%** of Class A Ordinary Shares (representing 0.5%*** of the total issued and outstanding ordinary shares of the Issuer)
14	TYPE OF REPORTING PERSON (see instructions) CO

*	Does not include certain ordinary shares that the Reporting Person may be deemed to beneficially own pursuant to its membership in a Rule 13d-5 group. See Item 5.
**

This percentage is calculated using 261,648,452 Class A Ordinary Shares as the denominator, which is equal to the total number of Class A Ordinary Shares issued and outstanding as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024.

***

This percentage is calculated using 403,514,399 ordinary shares as the denominator, which is equal to the total number of issued and outstanding ordinary shares of all classes of the Issuer as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024, including (a) 261,648,452 Class A Ordinary Shares, (b) 94,075,249 Class A Ordinary Shares assumed to be converted from all Class B Ordinary Shares at a conversion rate of 1:1, and (c) 47,790,698 Class A Ordinary Shares assumed to be converted from all Class C Ordinary Shares at a conversion rate of 1:1.

32 / 125

CUSIP No. 08653C106	13D/A

1	NAMES OF REPORTING PERSONS Shanghai Yihao Stock Equity Investment Fund Partnership Enterprise (Limited Partnership)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION People’s Republic of China

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 2,211,340 Class A Ordinary Shares*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 2,211,340 Class A Ordinary Shares*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,211,340 Class A Ordinary Shares*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.8%** of Class A Ordinary Shares (representing 0.5%*** of the total issued and outstanding ordinary shares of the Issuer)
14	TYPE OF REPORTING PERSON (see instructions) OO

*

The Reporting Person owns a majority of the outstanding ordinary shares of Sunshui Hopeson Capital Limited and may therefore be deemed to have voting and dispositive power with respect to the 2,211,340 Class A Ordinary Shares held by Sunshui Hopeson Capital Limited. Does not include certain ordinary shares that the Reporting Person may be deemed to beneficially own pursuant to its membership in a Rule 13d-5 group. See Item 5.

**

This percentage is calculated using 261,648,452 Class A Ordinary Shares as the denominator, which is equal to the total number of Class A Ordinary Shares issued and outstanding as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024.

***

This percentage is calculated using 403,514,399 ordinary shares as the denominator, which is equal to the total number of issued and outstanding ordinary shares of all classes of the Issuer as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024, including (a) 261,648,452 Class A Ordinary Shares, (b) 94,075,249 Class A Ordinary Shares assumed to be converted from all Class B Ordinary Shares at a conversion rate of 1:1, and (c) 47,790,698 Class A Ordinary Shares assumed to be converted from all Class C Ordinary Shares at a conversion rate of 1:1.

33 / 125

CUSIP No. 08653C106	13D/A

1	NAMES OF REPORTING PERSONS Hu Junbo
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 2,211,340 Class A Ordinary Shares*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 2,211,340 Class A Ordinary Shares*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,211,340 Class A Ordinary Shares*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.8%** of Class A Ordinary Shares (representing 0.5%*** of the total issued and outstanding ordinary shares of the Issuer)
14	TYPE OF REPORTING PERSON (see instructions) CO

*

The Reporting Person is a director of Sunshui Hopeson Capital Limited and owns a majority of the outstanding ordinary shares of Shanghai Yihao Stock Equity Investment Fund Partnership Enterprise (Limited Partnership), which in turn owns a majority of the outstanding shares of Sunshui Hopeson Capital Limited, and consequently the Reporting Person may therefore be deemed to have voting and dispositive power with respect to the 2,211,340 Class A Ordinary Shares held by Sunshui Hopeson Capital Limited. Does not include certain ordinary shares that the Reporting Person may be deemed to beneficially own pursuant to its membership in a Rule 13d-5 group. See Item 5.

**

This percentage is calculated using 261,648,452 Class A Ordinary Shares as the denominator, which is equal to the total number of Class A Ordinary Shares issued and outstanding as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024.

***

This percentage is calculated using 403,514,399 ordinary shares as the denominator, which is equal to the total number of issued and outstanding ordinary shares of all classes of the Issuer as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024, including (a) 261,648,452 Class A Ordinary Shares, (b) 94,075,249 Class A Ordinary Shares assumed to be converted from all Class B Ordinary Shares at a conversion rate of 1:1, and (c) 47,790,698 Class A Ordinary Shares assumed to be converted from all Class C Ordinary Shares at a conversion rate of 1:1.

34 / 125

CUSIP No. 08653C106	13D/A

1	NAMES OF REPORTING PERSONS Deng Yanbo
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION People’s Republic of China

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 2,211,340 Class A Ordinary Shares*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 2,211,340 Class A Ordinary Shares*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,211,340 Class A Ordinary Shares*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.8%** of Class A Ordinary Shares (representing 0.5%*** of the total issued and outstanding ordinary shares of the Issuer)
14	TYPE OF REPORTING PERSON (see instructions) CO

*

The Reporting Person is a director of Sunshui Hopeson Capital Limited and may therefore be deemed to have shared voting and dispositive power with respect to the 2,211,340 Class A Ordinary Shares held by Sunshui Hopeson Capital Limited. Does not include certain ordinary shares that the Reporting Person may be deemed to beneficially own pursuant to its membership in a Rule 13d-5 group. See Item 5.

**

This percentage is calculated using 261,648,452 Class A Ordinary Shares as the denominator, which is equal to the total number of Class A Ordinary Shares issued and outstanding as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024.

***

This percentage is calculated using 403,514,399 ordinary shares as the denominator, which is equal to the total number of issued and outstanding ordinary shares of all classes of the Issuer as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024, including (a) 261,648,452 Class A Ordinary Shares, (b) 94,075,249 Class A Ordinary Shares assumed to be converted from all Class B Ordinary Shares at a conversion rate of 1:1, and (c) 47,790,698 Class A Ordinary Shares assumed to be converted from all Class C Ordinary Shares at a conversion rate of 1:1.

35 / 125

CUSIP No. 08653C106	13D/A

1	NAMES OF REPORTING PERSONS Peng Chen
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION People’s Republic of China

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 104,600 Class A Ordinary Shares*
	8	SHARED VOTING POWER
	9	SOLE DISPOSITIVE POWER 104,600 Class A Ordinary Shares*
	10	SHARED DISPOSITIVE POWER

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 104,600 Class A Ordinary Shares*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%** of Class A Ordinary Shares (representing 0.0%*** of the total issued and outstanding ordinary shares of the Issuer)
14	TYPE OF REPORTING PERSON (see instructions) IN

*

Mr. Peng Chen is an employee of the Group and he owns 104,600 Class A Ordinary Shares based on beneficial ownership of RSUs and Class A Ordinary Shares by exercising options granted to him. Does not include certain ordinary shares that the Reporting Person may be deemed to beneficially own pursuant to its membership in a Rule 13d-5 group. See Item 5.

**

This percentage is calculated using 261,648,452 Class A Ordinary Shares as the denominator, which is equal to the total number of Class A Ordinary Shares issued and outstanding as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024.

***

This percentage is calculated using 403,514,399 ordinary shares as the denominator, which is equal to the total number of issued and outstanding ordinary shares of all classes of the Issuer as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024, including (a) 261,648,452 Class A Ordinary Shares, (b) 94,075,249 Class A Ordinary Shares assumed to be converted from all Class B Ordinary Shares at a conversion rate of 1:1, and (c) 47,790,698 Class A Ordinary Shares assumed to be converted from all Class C Ordinary Shares at a conversion rate of 1:1.

36 / 125

CUSIP No. 08653C106	13D/A

1	NAMES OF REPORTING PERSONS Jimei Liu
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Permanent resident of the United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 748,600 Class A Ordinary Shares*
	8	SHARED VOTING POWER
	9	SOLE DISPOSITIVE POWER 748,600 Class A Ordinary Shares*
	10	SHARED DISPOSITIVE POWER

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 748,600 Class A Ordinary Shares*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.3%** of Class A Ordinary Shares (representing 0.2%*** of the total issued and outstanding ordinary shares of the Issuer)
14	TYPE OF REPORTING PERSON (see instructions) IN

*

Ms. Jimei Liu is an employee of the Group and she owns 748,600 Class A Ordinary Shares based on beneficial ownership of RSUs and Class A Ordinary Shares by exercising options granted to her. Does not include certain ordinary shares that the Reporting Person may be deemed to beneficially own pursuant to its membership in a Rule 13d-5 group. See Item 5.

**

This percentage is calculated using 261,648,452 Class A Ordinary Shares as the denominator, which is equal to the total number of Class A Ordinary Shares issued and outstanding as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024.

***

This percentage is calculated using 403,514,399 ordinary shares as the denominator, which is equal to the total number of issued and outstanding ordinary shares of all classes of the Issuer as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024, including (a) 261,648,452 Class A Ordinary Shares, (b) 94,075,249 Class A Ordinary Shares assumed to be converted from all Class B Ordinary Shares at a conversion rate of 1:1, and (c) 47,790,698 Class A Ordinary Shares assumed to be converted from all Class C Ordinary Shares at a conversion rate of 1:1.

37 / 125

CUSIP No. 08653C106	13D/A

1	NAMES OF REPORTING PERSONS Mangli Zhang
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Permanent resident of the United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 750,440 Class A Ordinary Shares*
	8	SHARED VOTING POWER
	9	SOLE DISPOSITIVE POWER 750,440 Class A Ordinary Shares*
	10	SHARED DISPOSITIVE POWER

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 750,440 Class A Ordinary Shares*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.3%** of Class A Ordinary Shares (representing 0.2%*** of the total issued and outstanding ordinary shares of the Issuer)
14	TYPE OF REPORTING PERSON (see instructions) IN

*

Ms. Mangli Zhang is an employee of the Group and she owns 750,440 Class A Ordinary Shares based on beneficial ownership of RSUs and Class A Ordinary Shares by exercising options granted to her. Does not include certain ordinary shares that the Reporting Person may be deemed to beneficially own pursuant to its membership in a Rule 13d-5 group. See Item 5.

**

This percentage is calculated using 261,648,452 Class A Ordinary Shares as the denominator, which is equal to the total number of Class A Ordinary Shares issued and outstanding as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024.

***

This percentage is calculated using 403,514,399 ordinary shares as the denominator, which is equal to the total number of issued and outstanding ordinary shares of all classes of the Issuer as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024, including (a) 261,648,452 Class A Ordinary Shares, (b) 94,075,249 Class A Ordinary Shares assumed to be converted from all Class B Ordinary Shares at a conversion rate of 1:1, and (c) 47,790,698 Class A Ordinary Shares assumed to be converted from all Class C Ordinary Shares at a conversion rate of 1:1.

38 / 125

CUSIP No. 08653C106	13D/A

1	NAMES OF REPORTING PERSONS Yanbing Zhang
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION People’s Republic of China

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 160,920 Class A Ordinary Shares*
	8	SHARED VOTING POWER
	9	SOLE DISPOSITIVE POWER 160,920 Class A Ordinary Shares*
	10	SHARED DISPOSITIVE POWER

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 160,920 Class A Ordinary Shares*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%** of Class A Ordinary Shares (representing 0.04%*** of the total issued and outstanding ordinary shares of the Issuer)
14	TYPE OF REPORTING PERSON (see instructions) IN

*

Mr. Yanbing Zhang is an employee of the Group and he owns 160,920 Class A Ordinary Shares based on beneficial ownership of RSUs and Class A Ordinary Shares by exercising options granted to him. Does not include certain ordinary shares that the Reporting Person may be deemed to beneficially own pursuant to its membership in a Rule 13d-5 group. See Item 5.

**

This percentage is calculated using 261,648,452 Class A Ordinary Shares as the denominator, which is equal to the total number of Class A Ordinary Shares issued and outstanding as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024.

***

This percentage is calculated using 403,514,399 ordinary shares as the denominator, which is equal to the total number of issued and outstanding ordinary shares of all classes of the Issuer as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024, including (a) 261,648,452 Class A Ordinary Shares, (b) 94,075,249 Class A Ordinary Shares assumed to be converted from all Class B Ordinary Shares at a conversion rate of 1:1, and (c) 47,790,698 Class A Ordinary Shares assumed to be converted from all Class C Ordinary Shares at a conversion rate of 1:1.

39 / 125

CUSIP No. 08653C106	13D/A

1	NAMES OF REPORTING PERSONS Tao Liu
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION People’s Republic of China

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 26,580 Class A Ordinary Shares*
	8	SHARED VOTING POWER
	9	SOLE DISPOSITIVE POWER 26,580 Class A Ordinary Shares*
	10	SHARED DISPOSITIVE POWER

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 26,580 Class A Ordinary Shares*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%** of Class A Ordinary Shares (representing 0.0%*** of the total issued and outstanding ordinary shares of the Issuer)
14	TYPE OF REPORTING PERSON (see instructions) IN

*

Mr. Tao Liu is an employee of the Group and he owns 160,920 Class A Ordinary Shares based on beneficial ownership of RSUs and Class A Ordinary Shares by exercising options granted to him. Does not include certain ordinary shares that the Reporting Person may be deemed to beneficially own pursuant to its membership in a Rule 13d-5 group. See Item 5.

**

This percentage is calculated using 261,648,452 Class A Ordinary Shares as the denominator, which is equal to the total number of Class A Ordinary Shares issued and outstanding as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024.

***

This percentage is calculated using 403,514,399 ordinary shares as the denominator, which is equal to the total number of issued and outstanding ordinary shares of all classes of the Issuer as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024, including (a) 261,648,452 Class A Ordinary Shares, (b) 94,075,249 Class A Ordinary Shares assumed to be converted from all Class B Ordinary Shares at a conversion rate of 1:1, and (c) 47,790,698 Class A Ordinary Shares assumed to be converted from all Class C Ordinary Shares at a conversion rate of 1:1.

40 / 125

CUSIP No. 08653C106	13D/A

1	NAMES OF REPORTING PERSONS Xiaoqing Wang
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION People’s Republic of China

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 143,600 Class A Ordinary Shares*
	8	SHARED VOTING POWER
	9	SOLE DISPOSITIVE POWER 143,600 Class A Ordinary Shares*
	10	SHARED DISPOSITIVE POWER

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 143,600 Class A Ordinary Shares*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%** of Class A Ordinary Shares (representing 0.0%*** of the total issued and outstanding ordinary shares of the Issuer)
14	TYPE OF REPORTING PERSON (see instructions) IN

*

Mr. Xiaoqing Wang is an employee of the Group and he owns 143,600 Class A Ordinary Shares based on beneficial ownership of RSUs and Class A Ordinary Shares by exercising options granted to him. Does not include certain ordinary shares that the Reporting Person may be deemed to beneficially own pursuant to its membership in a Rule 13d-5 group. See Item 5.

**

This percentage is calculated using 261,648,452 Class A Ordinary Shares as the denominator, which is equal to the total number of Class A Ordinary Shares issued and outstanding as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024.

***

This percentage is calculated using 403,514,399 ordinary shares as the denominator, which is equal to the total number of issued and outstanding ordinary shares of all classes of the Issuer as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024, including (a) 261,648,452 Class A Ordinary Shares, (b) 94,075,249 Class A Ordinary Shares assumed to be converted from all Class B Ordinary Shares at a conversion rate of 1:1, and (c) 47,790,698 Class A Ordinary Shares assumed to be converted from all Class C Ordinary Shares at a conversion rate of 1:1.

41 / 125

CUSIP No. 08653C106	13D/A

1	NAMES OF REPORTING PERSONS Lili He
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION People’s Republic of China

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 40,000 Class A Ordinary Shares*
	8	SHARED VOTING POWER
	9	SOLE DISPOSITIVE POWER 40,000 Class A Ordinary Shares*
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 40,000 Class A Ordinary Shares*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%** of Class A Ordinary Shares (representing 0.0%*** of the total issued and outstanding ordinary shares of the Issuer)
14	TYPE OF REPORTING PERSON (see instructions) IN

*

Ms. Lili He is an employee of the Group and she owns 40,000 Class A Ordinary Shares based on beneficial ownership of RSUs and Class A Ordinary Shares by exercising options granted to her. Does not include certain ordinary shares that the Reporting Person may be deemed to beneficially own pursuant to its membership in a Rule 13d-5 group. See Item 5.

**

This percentage is calculated using 261,648,452 Class A Ordinary Shares as the denominator, which is equal to the total number of Class A Ordinary Shares issued and outstanding as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024.

***

This percentage is calculated using 403,514,399 ordinary shares as the denominator, which is equal to the total number of issued and outstanding ordinary shares of all classes of the Issuer as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024, including (a) 261,648,452 Class A Ordinary Shares, (b) 94,075,249 Class A Ordinary Shares assumed to be converted from all Class B Ordinary Shares at a conversion rate of 1:1, and (c) 47,790,698 Class A Ordinary Shares assumed to be converted from all Class C Ordinary Shares at a conversion rate of 1:1.

42 / 125

CUSIP No. 08653C106	13D/A

1	NAMES OF REPORTING PERSONS Bo Liu
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Permanent resident of the United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 249,200 Class A Ordinary Shares*
	8	SHARED VOTING POWER
	9	SOLE DISPOSITIVE POWER 249,200 Class A Ordinary Shares*
	10	SHARED DISPOSITIVE POWER

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 249,200 Class A Ordinary Shares*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%** of Class A Ordinary Shares (representing 0.0%*** of the total issued and outstanding ordinary shares of the Issuer)
14	TYPE OF REPORTING PERSON (see instructions) IN

*

Mr. Bo Liu is a former employee of the Group and he owns 249,200 Class A Ordinary Shares based on beneficial ownership of RSUs and Class A Ordinary Shares by exercising options granted to him. Does not include certain ordinary shares that the Reporting Person may be deemed to beneficially own pursuant to its membership in a Rule 13d-5 group. See Item 5.

**

This percentage is calculated using 261,648,452 Class A Ordinary Shares as the denominator, which is equal to the total number of Class A Ordinary Shares issued and outstanding as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024.

***

This percentage is calculated using 403,514,399 ordinary shares as the denominator, which is equal to the total number of issued and outstanding ordinary shares of all classes of the Issuer as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024, including (a) 261,648,452 Class A Ordinary Shares, (b) 94,075,249 Class A Ordinary Shares assumed to be converted from all Class B Ordinary Shares at a conversion rate of 1:1, and (c) 47,790,698 Class A Ordinary Shares assumed to be converted from all Class C Ordinary Shares at a conversion rate of 1:1.

43 / 125

CUSIP No. 08653C106	13D/A

1	NAMES OF REPORTING PERSONS Yidong Xu
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION People’s Republic of China

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 168,660 Class A Ordinary Shares*
	8	SHARED VOTING POWER
	9	SOLE DISPOSITIVE POWER 168,660 Class A Ordinary Shares*
	10	SHARED DISPOSITIVE POWER

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 168,660 Class A Ordinary Shares*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%** of Class A Ordinary Shares (representing 0.0%*** of the total issued and outstanding ordinary shares of the Issuer)
14	TYPE OF REPORTING PERSON (see instructions) IN

*	Does not include certain ordinary shares that the Reporting Person may be deemed to beneficially own pursuant to its membership in a Rule 13d-5 group. See Item 5.
**

This percentage is calculated using 261,648,452 Class A Ordinary Shares as the denominator, which is equal to the total number of Class A Ordinary Shares issued and outstanding as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024.

***

This percentage is calculated using 403,514,399 ordinary shares as the denominator, which is equal to the total number of issued and outstanding ordinary shares of all classes of the Issuer as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024, including (a) 261,648,452 Class A Ordinary Shares, (b) 94,075,249 Class A Ordinary Shares assumed to be converted from all Class B Ordinary Shares at a conversion rate of 1:1, and (c) 47,790,698 Class A Ordinary Shares assumed to be converted from all Class C Ordinary Shares at a conversion rate of 1:1.

44 / 125

CUSIP No. 08653C106	13D/A

1	NAMES OF REPORTING PERSONS Robert Zhu
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION France

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 281,100 Class A Ordinary Shares*
	8	SHARED VOTING POWER
	9	SOLE DISPOSITIVE POWER 281,100 Class A Ordinary Shares*
	10	SHARED DISPOSITIVE POWER

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 281,100 Class A Ordinary Shares*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%** of Class A Ordinary Shares (representing 0.1%*** of the total issued and outstanding ordinary shares of the Issuer)
14	TYPE OF REPORTING PERSON (see instructions) IN

*	Does not include certain ordinary shares that the Reporting Person may be deemed to beneficially own pursuant to its membership in a Rule 13d-5 group. See Item 5.
**

This percentage is calculated using 261,648,452 Class A Ordinary Shares as the denominator, which is equal to the total number of Class A Ordinary Shares issued and outstanding as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024.

***

This percentage is calculated using 403,514,399 ordinary shares as the denominator, which is equal to the total number of issued and outstanding ordinary shares of all classes of the Issuer as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024, including (a) 261,648,452 Class A Ordinary Shares, (b) 94,075,249 Class A Ordinary Shares assumed to be converted from all Class B Ordinary Shares at a conversion rate of 1:1, and (c) 47,790,698 Class A Ordinary Shares assumed to be converted from all Class C Ordinary Shares at a conversion rate of 1:1.

45 / 125

CUSIP No. 08653C106	13D/A

1	NAMES OF REPORTING PERSONS Broad Street Principal Investments, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 6,822,700 Class A Ordinary Shares*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 6,822,700 Class A Ordinary Shares*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,822,700 Class A Ordinary Shares*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.6% of Class A Ordinary Shares ** (representing 1.7%*** of the total issued and outstanding ordinary shares of the Issuer)
14	TYPE OF REPORTING PERSON (see instructions) OO

*

6,822,700 Class A Ordinary Share are represented by 341,135 ADSs. Does not include certain ordinary shares that the Reporting Person may be deemed to beneficially own pursuant to its membership in a Rule 13d-5 group. See Item 5.

**

This percentage is calculated using 261,648,452 Class A Ordinary Shares as the denominator, which is equal to the total number of Class A Ordinary Shares issued and outstanding as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024.

***

This percentage is calculated using 403,514,399 ordinary shares as the denominator, which is equal to the total number of issued and outstanding ordinary shares of all classes of the Issuer as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024, including (a) 261,648,452 Class A Ordinary Shares, (b) 94,075,249 Class A Ordinary Shares assumed to be converted from all Class B Ordinary Shares at a conversion rate of 1:1, and (c) 47,790,698 Class A Ordinary Shares assumed to be converted from all Class C Ordinary Shares at a conversion rate of 1:1.

46 / 125

CUSIP No. 08653C106	13D/A

1	NAMES OF REPORTING PERSONS MBD 2014 Holdings, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 432,300 Class A Ordinary Shares*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 432,300 Class A Ordinary Shares*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 432,300 Class A Ordinary Shares*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2% of Class A Ordinary Shares ** (representing 0.1%*** of the total issued and outstanding ordinary shares of the Issuer)
14	TYPE OF REPORTING PERSON (see instructions) PN

*

432,300 Class A Ordinary Share are represented by 21,615 ADSs. Does not include certain ordinary shares that the Reporting Person may be deemed to beneficially own pursuant to its membership in a Rule 13d-5 group. See Item 5.

**

This percentage is calculated using 261,648,452 Class A Ordinary Shares as the denominator, which is equal to the total number of Class A Ordinary Shares issued and outstanding as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024.

***

This percentage is calculated using 403,514,399 ordinary shares as the denominator, which is equal to the total number of issued and outstanding ordinary shares of all classes of the Issuer as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024, including (a) 261,648,452 Class A Ordinary Shares, (b) 94,075,249 Class A Ordinary Shares assumed to be converted from all Class B Ordinary Shares at a conversion rate of 1:1, and (c) 47,790,698 Class A Ordinary Shares assumed to be converted from all Class C Ordinary Shares at a conversion rate of 1:1.

47 / 125

CUSIP No. 08653C106	13D/A

1	NAMES OF REPORTING PERSONS Stone Street 2014 Holdings, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 688,980 Class A Ordinary Shares*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 688,980 Class A Ordinary Shares*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 688,980 Class A Ordinary Shares*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.3% of Class A Ordinary Shares ** (representing 0.2%*** of the total issued and outstanding ordinary shares of the Issuer)
14	TYPE OF REPORTING PERSON (see instructions) PN

*

688,980 Class A Ordinary Share are represented by 34,449 ADSs. Does not include certain ordinary shares that the Reporting Person may be deemed to beneficially own pursuant to its membership in a Rule 13d-5 group. See Item 5.

**

This percentage is calculated using 261,648,452 Class A Ordinary Shares as the denominator, which is equal to the total number of Class A Ordinary Shares issued and outstanding as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024.

***

This percentage is calculated using 403,514,399 ordinary shares as the denominator, which is equal to the total number of issued and outstanding ordinary shares of all classes of the Issuer as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024, including (a) 261,648,452 Class A Ordinary Shares, (b) 94,075,249 Class A Ordinary Shares assumed to be converted from all Class B Ordinary Shares at a conversion rate of 1:1, and (c) 47,790,698 Class A Ordinary Shares assumed to be converted from all Class C Ordinary Shares at a conversion rate of 1:1.

48 / 125

CUSIP No. 08653C106	13D/A

1	NAMES OF REPORTING PERSONS Bridge Street 2014 Holdings, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,379,300 Class A Ordinary Shares*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,379,300 Class A Ordinary Shares*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,379,300 Class A Ordinary Shares*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.5% of Class A Ordinary Shares ** (representing 0.3%*** of the total issued and outstanding ordinary shares of the Issuer)
14	TYPE OF REPORTING PERSON (see instructions) PN

*

1,379,300 Class A Ordinary Share are represented by 68,965 ADSs. Does not include certain ordinary shares that the Reporting Person may be deemed to beneficially own pursuant to its membership in a Rule 13d-5 group. See Item 5.

**

This percentage is calculated using 261,648,452 Class A Ordinary Shares as the denominator, which is equal to the total number of Class A Ordinary Shares issued and outstanding as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024.

***

This percentage is calculated using 403,514,399 ordinary shares as the denominator, which is equal to the total number of issued and outstanding ordinary shares of all classes of the Issuer as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024, including (a) 261,648,452 Class A Ordinary Shares, (b) 94,075,249 Class A Ordinary Shares assumed to be converted from all Class B Ordinary Shares at a conversion rate of 1:1, and (c) 47,790,698 Class A Ordinary Shares assumed to be converted from all Class C Ordinary Shares at a conversion rate of 1:1.

49 / 125

CUSIP No. 08653C106	13D/A

1	NAMES OF REPORTING PERSONS The Goldman Sachs Group, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) AF and OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 9,332,420 Class A Ordinary Shares*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 9,332,420 Class A Ordinary Shares*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,332,420 Class A Ordinary Shares*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.6% of Class A Ordinary Shares ** (representing 2.3%*** of the total issued and outstanding ordinary shares of the Issuer)
14	TYPE OF REPORTING PERSON (see instructions) HC-CO

*

By virtue of being a controlling entity of Broad Street Principal Investments, L.L.C. (“Broad Street”), MBD 2014 Holdings, L.P. (“MBD 2014”), Stone Street 2014 Holdings, L.P. (“Stone Street”) and Bridge Street 2014 Holdings, L.P. (“Bridge Street”), the Reporting Person may be deemed to have the shared voting and dispositive power with respect to these shares. Does not include certain ordinary shares that the Reporting Person may be deemed to beneficially own pursuant to its membership in a Rule 13d-5 group. See Item 5.

**

This percentage is calculated using 261,648,452 Class A Ordinary Shares as the denominator, which is equal to the total number of Class A Ordinary Shares issued and outstanding as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024.

***

This percentage is calculated using 403,514,399 ordinary shares as the denominator, which is equal to the total number of issued and outstanding ordinary shares of all classes of the Issuer as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024, including (a) 261,648,452 Class A Ordinary Shares, (b) 94,075,249 Class A Ordinary Shares assumed to be converted from all Class B Ordinary Shares at a conversion rate of 1:1, and (c) 47,790,698 Class A Ordinary Shares assumed to be converted from all Class C Ordinary Shares at a conversion rate of 1:1.

50 / 125

CUSIP No. 08653C106	13D/A

1	NAMES OF REPORTING PERSONS Goldman Sachs & Co. LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) AF and OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 9,332,420 Class A Ordinary Shares*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 9,332,420 Class A Ordinary Shares*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,332,420 Class A Ordinary Shares*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.6% of Class A Ordinary Shares ** (representing 2.3%*** of the total issued and outstanding ordinary shares of the Issuer)
14	TYPE OF REPORTING PERSON (see instructions) OO

*

Goldman Sachs Asset and Wealth Management Growth Investment Committee is a controlling entity of Broad Street, MBD 2014, Stone Street and Bridge Street, and it exercises the authority of Goldman Sachs & Co. LLC in managing the investment in the Company. As such, the Reporting Person may be deemed to have the shared voting and dispositive power with respect to these shares. Does not include certain ordinary shares that the Reporting Person may be deemed to beneficially own pursuant to its membership in a Rule 13d-5 group. See Item 5.

**

This percentage is calculated using 261,648,452 Class A Ordinary Shares as the denominator, which is equal to the total number of Class A Ordinary Shares issued and outstanding as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024.

***

This percentage is calculated using 403,514,399 ordinary shares as the denominator, which is equal to the total number of issued and outstanding ordinary shares of all classes of the Issuer as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024, including (a) 261,648,452 Class A Ordinary Shares, (b) 94,075,249 Class A Ordinary Shares assumed to be converted from all Class B Ordinary Shares at a conversion rate of 1:1, and (c) 47,790,698 Class A Ordinary Shares assumed to be converted from all Class C Ordinary Shares at a conversion rate of 1:1.

51 / 125

CUSIP No. 08653C106	13D/A

1	NAMES OF REPORTING PERSONS Genesis Capital Enterprise Inc
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 3,959,760 Class A Ordinary Shares*
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 3,959,760 Class A Ordinary Shares*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,959,760 Class A Ordinary Shares*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.5% of Class A Ordinary Shares ** (representing 1.0%*** of the total issued and outstanding ordinary shares of the Issuer)
14	TYPE OF REPORTING PERSON (see instructions) CO

*

3,959,760 Class A Ordinary Share are represented by 197,988 ADSs. Does not include certain ordinary shares that the Reporting Person may be deemed to beneficially own pursuant to its membership in a Rule 13d-5 group. See Item 5.

**

This percentage is calculated using 261,648,452 Class A Ordinary Shares as the denominator, which is equal to the total number of Class A Ordinary Shares issued and outstanding as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024.

***

This percentage is calculated using 403,514,399 ordinary shares as the denominator, which is equal to the total number of issued and outstanding ordinary shares of all classes of the Issuer as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024, including (a) 261,648,452 Class A Ordinary Shares, (b) 94,075,249 Class A Ordinary Shares assumed to be converted from all Class B Ordinary Shares at a conversion rate of 1:1, and (c) 47,790,698 Class A Ordinary Shares assumed to be converted from all Class C Ordinary Shares at a conversion rate of 1:1.

52 / 125

CUSIP No. 08653C106	13D/A

1	NAMES OF REPORTING PERSONS Mingxia Fu
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 3,959,760 Class A Ordinary Shares*
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 3,959,760 Class A Ordinary Shares*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,959,760 Class A Ordinary Shares*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.5% of Class A Ordinary Shares ** (representing 1.0%*** of the total issued and outstanding ordinary shares of the Issuer)
14	TYPE OF REPORTING PERSON (see instructions) IN

*

3,959,760 Class A Ordinary Share are represented by 197,988 ADSs which are held by Genesis Capital Enterprise Inc. The Reporting Person is a director and asset manager of Genesis Capital Enterprise Inc and may therefore be deemed to have shared voting and dispositive power with respect to these shares. Does not include certain ordinary shares that the Reporting Person may be deemed to beneficially own pursuant to its membership in a Rule 13d-5 group. See Item 5.

**

This percentage is calculated using 261,648,452 Class A Ordinary Shares as the denominator, which is equal to the total number of Class A Ordinary Shares issued and outstanding as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024.

***

This percentage is calculated using 403,514,399 ordinary shares as the denominator, which is equal to the total number of issued and outstanding ordinary shares of all classes of the Issuer as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024, including (a) 261,648,452 Class A Ordinary Shares, (b) 94,075,249 Class A Ordinary Shares assumed to be converted from all Class B Ordinary Shares at a conversion rate of 1:1, and (c) 47,790,698 Class A Ordinary Shares assumed to be converted from all Class C Ordinary Shares at a conversion rate of 1:1.

53 / 125

CUSIP No. 08653C106	13D/A

1	NAMES OF REPORTING PERSONS CBLC Investment Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 14,373,711 Class A Ordinary Shares*
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 14,373,711 Class A Ordinary Shares*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,373,711 Class A Ordinary Shares*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.5% of Class A Ordinary Shares ** (representing 3.6%*** of the total issued and outstanding ordinary shares of the Issuer)
14	TYPE OF REPORTING PERSON (see instructions) CO

*	Does not include certain ordinary shares that the Reporting Person may be deemed to beneficially own pursuant to its membership in a Rule 13d-5 group. See Item 5.
**

This percentage is calculated using 261,648,452 Class A Ordinary Shares as the denominator, which is equal to the total number of Class A Ordinary Shares issued and outstanding as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024.

***

This percentage is calculated using 403,514,399 ordinary shares as the denominator, which is equal to the total number of issued and outstanding ordinary shares of all classes of the Issuer as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024, including (a) 261,648,452 Class A Ordinary Shares, (b) 94,075,249 Class A Ordinary Shares assumed to be converted from all Class B Ordinary Shares at a conversion rate of 1:1, and (c) 47,790,698 Class A Ordinary Shares assumed to be converted from all Class C Ordinary Shares at a conversion rate of 1:1.

54 / 125

CUSIP No. 08653C106	13D/A

1	NAMES OF REPORTING PERSONS Citron PE Funds II Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 14,373,711 Class A Ordinary Shares*
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 14,373,711 Class A Ordinary Shares*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,373,711 Class A Ordinary Shares*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.5% of Class A Ordinary Shares ** (representing 3.6%*** of the total issued and outstanding ordinary shares of the Issuer)
14	TYPE OF REPORTING PERSON (see instructions) CO

*

The Reporting Person controls CBLC Investment Limited through a series of intermediary entities and may therefore be deemed to have voting and dispositive power with respect to the 14,373,711 Class A Ordinary Shares held by CBLC Investment Limited. Does not include certain ordinary shares that the Reporting Person may be deemed to beneficially own pursuant to its membership in a Rule 13d-5 group. See Item 5.

**

This percentage is calculated using 261,648,452 Class A Ordinary Shares as the denominator, which is equal to the total number of Class A Ordinary Shares issued and outstanding as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024.

***

This percentage is calculated using 403,514,399 ordinary shares as the denominator, which is equal to the total number of issued and outstanding ordinary shares of all classes of the Issuer as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024, including (a) 261,648,452 Class A Ordinary Shares, (b) 94,075,249 Class A Ordinary Shares assumed to be converted from all Class B Ordinary Shares at a conversion rate of 1:1, and (c) 47,790,698 Class A Ordinary Shares assumed to be converted from all Class C Ordinary Shares at a conversion rate of 1:1.

55 / 125

CUSIP No. 08653C106	13D/A

1	NAMES OF REPORTING PERSONS CCAP Best Logistics Holdings Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 4,422,681 Class A Ordinary Shares*
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 4,422,681 Class A Ordinary Shares*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,422,681 Class A Ordinary Shares*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.7% of Class A Ordinary Shares ** (representing 1.1%*** of the total issued and outstanding ordinary shares of the Issuer)
14	TYPE OF REPORTING PERSON (see instructions) CO

*	Does not include certain ordinary shares that the Reporting Person may be deemed to beneficially own pursuant to its membership in a Rule 13d-5 group. See Item 5.
**

This percentage is calculated using 261,648,452 Class A Ordinary Shares as the denominator, which is equal to the total number of Class A Ordinary Shares issued and outstanding as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024.

***

This percentage is calculated using 403,514,399 ordinary shares as the denominator, which is equal to the total number of issued and outstanding ordinary shares of all classes of the Issuer as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024, including (a) 261,648,452 Class A Ordinary Shares, (b) 94,075,249 Class A Ordinary Shares assumed to be converted from all Class B Ordinary Shares at a conversion rate of 1:1, and (c) 47,790,698 Class A Ordinary Shares assumed to be converted from all Class C Ordinary Shares at a conversion rate of 1:1.

56 / 125

CUSIP No. 08653C106	13D/A

1	NAMES OF REPORTING PERSONS CDIB Capital Investment I Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,500,000 Class A Ordinary Shares*
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 1,500,000 Class A Ordinary Shares*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,500,000 Class A Ordinary Shares*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.6% of Class A Ordinary Shares ** (representing 0.4%*** of the total issued and outstanding ordinary shares of the Issuer)
14	TYPE OF REPORTING PERSON (see instructions) CO

*

1,500,000 Class A Ordinary Share are represented by 75,000 ADSs. Does not include certain ordinary shares that the Reporting Person may be deemed to beneficially own pursuant to its membership in a Rule 13d-5 group. See Item 5.

**

This percentage is calculated using 261,648,452 Class A Ordinary Shares as the denominator, which is equal to the total number of Class A Ordinary Shares issued and outstanding as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024.

***

This percentage is calculated using 403,514,399 ordinary shares as the denominator, which is equal to the total number of issued and outstanding ordinary shares of all classes of the Issuer as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024, including (a) 261,648,452 Class A Ordinary Shares, (b) 94,075,249 Class A Ordinary Shares assumed to be converted from all Class B Ordinary Shares at a conversion rate of 1:1, and (c) 47,790,698 Class A Ordinary Shares assumed to be converted from all Class C Ordinary Shares at a conversion rate of 1:1.

57 / 125

CUSIP No. 08653C106	13D/A

1	NAMES OF REPORTING PERSONS KGI Financial Holding Co., Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Taiwan

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 5,922,681 Class A Ordinary Shares*
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 5,922,681 Class A Ordinary Shares*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,922,681 Class A Ordinary Shares*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.3% of Class A Ordinary Shares ** (representing 1.5%*** of the total issued and outstanding ordinary shares of the Issuer)
14	TYPE OF REPORTING PERSON (see instructions) CO

*

The Reporting Person is the ultimate beneficial owner of CCAP Best Logistics Holdings Limited and CDIB Capital Investment I Limited. As such, the Reporting Person may be deemed to have voting and dispositive power with respect to the 4,422,681 Class A Ordinary Shares held by CCAP Best Logistics Holdings Limited and the 75,000 ADSs, representing 1,500,000 Class A Ordinary Shares, held by CDIB Capital Investment I Limited. Does not include certain ordinary shares that the Reporting Person may be deemed to beneficially own pursuant to its membership in a Rule 13d-5 group. See Item 5.

**

This percentage is calculated using 261,648,452 Class A Ordinary Shares as the denominator, which is equal to the total number of Class A Ordinary Shares issued and outstanding as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024.

***

This percentage is calculated using 403,514,399 ordinary shares as the denominator, which is equal to the total number of issued and outstanding ordinary shares of all classes of the Issuer as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024, including (a) 261,648,452 Class A Ordinary Shares, (b) 94,075,249 Class A Ordinary Shares assumed to be converted from all Class B Ordinary Shares at a conversion rate of 1:1, and (c) 47,790,698 Class A Ordinary Shares assumed to be converted from all Class C Ordinary Shares at a conversion rate of 1:1.

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CUSIP No. 08653C106	13D/A

1	NAMES OF REPORTING PERSONS Shanghai Guangshi Investment Center (Limited Partnership)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION China

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 9,478,180 Class A Ordinary Shares*
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 9,478,180 Class A Ordinary Shares*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,478,180 Class A Ordinary Shares*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.62% of Class A Ordinary Shares ** (representing 2.35%*** of the total issued and outstanding ordinary shares of the Issuer)
14	TYPE OF REPORTING PERSON (see instructions) CO

*

9,478,180 Class A Ordinary Share are represented by 473,909 ADSs. Does not include certain ordinary shares that the Reporting Person may be deemed to beneficially own pursuant to its membership in a Rule 13d-5 group. See Item 5.

**

This percentage is calculated using 261,648,452 Class A Ordinary Shares as the denominator, which is equal to the total number of Class A Ordinary Shares issued and outstanding as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024.

***

This percentage is calculated using 403,514,399 ordinary shares as the denominator, which is equal to the total number of issued and outstanding ordinary shares of all classes of the Issuer as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024, including (a) 261,648,452 Class A Ordinary Shares, (b) 94,075,249 Class A Ordinary Shares assumed to be converted from all Class B Ordinary Shares at a conversion rate of 1:1, and (c) 47,790,698 Class A Ordinary Shares assumed to be converted from all Class C Ordinary Shares at a conversion rate of 1:1.

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CUSIP No. 08653C106	13D/A

1	NAMES OF REPORTING PERSONS Everbright (Tianjin) Industrial Investment Fund Management Co., Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION China

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 9,478,180 Class A Ordinary Shares*
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 9,478,180 Class A Ordinary Shares*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,478,180 Class A Ordinary Shares*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.62% of Class A Ordinary Shares ** (representing 2.35%*** of the total issued and outstanding ordinary shares of the Issuer)
14	TYPE OF REPORTING PERSON (see instructions) CO

*

The Reporting Person is the general partner of Shanghai Guangshi Investment Center (Limited Partnership). As such, the Reporting Person may be deemed to have voting and dispositive power with respect to the 9,478,180 Class A Ordinary Shares held by Shanghai Guangshi Investment Center (Limited Partnership). Does not include certain ordinary shares that the Reporting Person may be deemed to beneficially own pursuant to its membership in a Rule 13d-5 group. See Item 5.

**

This percentage is calculated using 261,648,452 Class A Ordinary Shares as the denominator, which is equal to the total number of Class A Ordinary Shares issued and outstanding as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024.

***

This percentage is calculated using 403,514,399 ordinary shares as the denominator, which is equal to the total number of issued and outstanding ordinary shares of all classes of the Issuer as of February 29, 2024, the date of the Issuer’s annual report for fiscal year 2023, which was reported on the Issuer’s current report on Form 20-F furnished on April 30, 2024, including (a) 261,648,452 Class A Ordinary Shares, (b) 94,075,249 Class A Ordinary Shares assumed to be converted from all Class B Ordinary Shares at a conversion rate of 1:1, and (c) 47,790,698 Class A Ordinary Shares assumed to be converted from all Class C Ordinary Shares at a conversion rate of 1:1.

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This amendment to Schedule 13D (this “Amendment”) constitutes Amendment No. 2 to the Schedule 13D filed with the SEC on November 6, 2023 with respect to Class A Ordinary Shares of the Issuer on behalf of Shao-Ning Johnny Chou, George Chow, AGHL, AIL, Alibaba.com Hong Kong Limited (“AHKL”), Ali CN, CIL, BJ Russell, Hung Chris Hui and Yahong Liang as amended by an Amendment No.1 filed with the SEC on June 21, 2024 (collectively, the “Original Schedule 13D”, and the Original Schedule 13D together with this Amendment, the “Statement”) with respect to Class A Ordinary Shares of the Issuer on behalf of Shao-Ning Johnny Chou, George Chow, AGHL, AIL, AHKL, ACL, Ali CN, CIL, BJ Russell, Hung Chris Hui, Yahong Liang, IDG-Accel China Capital II L.P., IDG-Accel China Capital II Associates L.P., IDG-Accel China Capital II Investors L.P., IDG-Accel China Capital GP II Associates Ltd., Quan Zhou and Chi Sing Ho.

This Amendment constitutes Amendment No. 6 to the Schedule 13D as originally filed by AGHL and AIL with the SEC on September 29, 2017, as further amended by Amendment No. 1 thereto filed by AGHL, AIL, Ali CN, Cainiao and CIL with the SEC on October 19, 2017, Amendment No. 2 thereto filed by AGHL, AIL, Ali CN, Cainiao and CIL with the SEC on September 19, 2019, Amendment No. 3 thereto filed by AGHL, AIL, AHKL, Ali CN, Cainiao and CIL with the SEC on June 3, 2020, Amendment No. 4 thereto filed by AGHL, AIL, AHKL, Ali CN, Cainiao and CIL with the SEC on November 6, 2023 and Amendment No. 5 thereto filed by AGHL, AIL, AHKL, ACL, Ali CN, Cainiao and CIL with the SEC on June 21, 2024.

This Amendment also constitutes the initial Schedule 13D filed by Peng Chen, Jimei Liu, Mangli Zhang, Yanbing Zhang, Tao Liu, Xiaoqing Wang, Lili He, Bo Liu, Yidong Xu, Robert Zhu, Broad Street Principal Investments, L.L.C., MBD 2014 Holdings, L.P., Stone Street 2014 Holdings, L.P., Bridge Street 2014 Holdings, L.P., The Goldman Sachs Group, Inc., Goldman Sachs & Co. LLC, Genesis Capital Enterprise Inc, Mingxia Fu, CBLC Investment Limited, Citron PE Funds II Limited, CCAP Best Logistics Holdings Limited, CDIB Capital Investment I Limited, KGI Financial Holding Co., Ltd., Shanghai Guangshi Investment Center (Limited Partnership) and Everbright (Tianjin) Industrial Investment Fund Management Co., Ltd. with respect to the Class A Ordinary Shares of the Issuer.

Unless otherwise stated herein, the Original Schedule 13D remains in full force and effect. Terms used herein and not otherwise defined herein shall have the meaning ascribed thereto in the Original Schedule 13D.

Mr. Chou previously reported his beneficial ownership of the ordinary shares of the Issuer on Schedule 13Gs filed by Mr. Chou with the SEC, most recently by Amendment No. 4 to Schedule 13G filed by Mr. Chou with the SEC on December 31, 2023. BJ Russell previously reported its beneficial ownership of the ordinary shares of the Issuer on the Schedule 13G filed by BJ Russell on July 17, 2023. As a result of the events described in Item 4, Mr. Chou and BJ Russell have ceased filing statements on Schedule 13G with respect to the Issuer but may resume reporting their beneficial ownership on Schedule 13G if and when required and eligible to do so.

Except as amended and supplemented herein, the information set forth in the Original Schedule 13D remains unchanged.

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Item 2. Identity and Background.

Item 2 of the Original Schedule 13D is hereby amended and replaced in its entirety as follows:

(1)

Mr. Shao-Ning Johnny Chou is a citizen of the United States of America. Mr. Chou has been a director, and the chairman and chief executive officer of, the Issuer since 2007. The business address of Mr. Chou is c/o BEST Inc., 2nd Floor, Block A, Huaxing Modem Industry Park, No. 18 Tangmiao Road, Xihu District, Hangzhou, Zhejiang Province 310013, People’s Republic of China.

(2)

Mr. George Chow is a citizen of Hong Kong. Mr. Chow has been a director, and the chief strategy and investment officer of the Issuer since 2017. The business address of Mr. Chow is c/o BEST Inc., 2nd Floor, Block A, Huaxing Modern Industry Park, No. 18 Tangmiao Road, Xihu District, Hangzhou, Zhejiang Province 310013, People’s Republic of China.

(3)

Alibaba Group Holding Limited (“AGHL”) is an exempted company incorporated under the laws of the Cayman Islands and a public company listed on the New York Stock Exchange and The Stock Exchange of Hong Kong Limited. AGHL is a holding company of six major business groups: Taobao and Tmall Group, Alibaba International Digital Commerce Group, Cloud Intelligence Group, Local Services Group, Cainiao Smart Logistics Network Limited, and Digital Media and Entertainment Group, operating online and mobile commerce, local consumer services, logistics, cloud services, digital media and entertainment, along with various other businesses. The business address of AGHL is 26/F, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong.

(4)

Alibaba Investment Limited (“AIL”) is a company organized under the laws of the British Virgin Islands. AIL is a direct wholly-owned subsidiary of AGHL, and principally engages in investment activities on behalf of AGHL. The business address of AIL is c/o Alibaba Group Services Limited, 26/F, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong.

(5)

Alibaba.com China Limited (“ACL”) is a company organized under the laws of Hong Kong. ACL is a wholly-owned subsidiary of AGHL, and principally engages in the provision of internet content, software and technology services, trading of information technology products, marketing and other group administrative services. The business address of ACL is c/o Alibaba Group Services Limited, 26/F, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong.

(6)

Ali CN Investment Holding Limited (“Ali CN”) is a company organized under the laws of the British Virgin Islands. Ali CN is a direct wholly-owned subsidiary of AGHL, and principally engages in investment activities on behalf of AGHL. The business address of Ali CN is c/o Alibaba Group Services Limited, 26/F, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong.

(7)

Cainiao Smart Logistics Network Limited (“Cainiao”) is an exempt company organized under the laws of the Cayman Islands. Through its subsidiaries and variable interest entities, Cainiao operates e-commerce logistics business based on its smart logistics network and provides cross-border e-commerce logistics services globally. The business address of Cainiao is North Cainiao Post Station, No. 501 Fengxin Road, Yuhang District, Hangzhou, Zhejiang Province, People’s Republic of China 310000.

(8)

Cainiao Smart Logistics Investment Limited (“CIL”) is a company organized under the laws of the British Virgin Islands, and is a direct wholly-owned subsidiary of Cainiao. CIL principally engages in investment activities on behalf of Cainiao. The business address of CIL is North Cainiao Post Station, No. 501 Fengxin Road, Yuhang District, Hangzhou, Zhejiang Province, People’s Republic of China 310000.

(9)	BJ Russell Holdings Limited is a company organized under the laws of the British Virgin Islands. Its business address is Mandar House, 3rd Floor, Johnson’s Ghut, Tortola, British Virgin Islands.

(10)

Hung Chris Hui is a citizen of the People’s Republic of China, and is the sole shareholder of BJ Russell. His business address is Mandar House, 3rd Floor, Johnson’s Ghut, Tortola. British Virgin Islands.

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(11)

Yahong Liang is a citizen of the People’s Republic of China, and is the sole director of BJ Russell. Her business address is Mandar House, 3rd Floor, Johnson’s Ghut, Tortola, British Virgin Islands. As the sole director of BJ Russell, Ms. Liang may be deemed to beneficially own all of the Class A Ordinary Shares held by BJ Russell, but she hereby expressly disclaims beneficial ownership of any such shares.

(12)

IDG-Accel China Capital II L.P. is a limited partnership organized under the laws of the Cayman Islands with its principal business in investment holding. Its business address is Unit 5505, The Center, 99 Queen’s Road Central, Hong Kong.

(13)

IDG-Accel China Capital II Associates L.P. is a limited partnership organized under the laws of the Cayman Islands with its principal business in investment holding. Its business address is Unit 5505, The Center, 99 Queen’s Road Central, Hong Kong. It is the general partner of IDG-Accel China Capital II L.P.

(14)

IDG-Accel China Capital II Investors L.P. is a limited partnership organized under the laws of the Cayman Islands with its principal business in investment holding. Its business address is Unit 5505, The Center, 99 Queen’s Road Central, Hong Kong.

(15)

IDG-Accel China Capital GP II Associates Ltd. is a company organized under the laws of the Cayman Islands with its principal business in investment holding. Its business address is Unit 5505, The Center, 99 Queen’s Road Central, Hong Kong. It is the ultimate general partner of IDG-Accel China Capital II L.P. and IDG-Accel China Capital II Investors L.P. Mr. Chi Sing Ho and Mr. Quan Zhou are shareholders and the two directors of IDG-Accel China Capital GP II Associates Ltd.

(16)

Quan Zhou is a citizen of the United States of America. His business address is Unit 5505, The Center, 99 Queen’s Road Central, Hong Kong. The principal occupation of Mr. Quan Zhou is private equity investment and portfolio management.

(17)

Chi Sing Ho is a citizen of Canada. His business address is Unit 5505, The Center, 99 Queen’s Road Central, Hong Kong. The principal occupation of Mr. Chi Sing Ho is private equity investment and portfolio management.

(18)	Shaohan Joe Chou is a citizen of the United States of America. His address is 9 Hawkes Court, Bridgewater NJ 08807-2305, United States of America.

(19)	David Hsiaoming Ting is a citizen of the United States of America. His address is 248 Polhemus Ave., Atherton CA 94027, United States of America.

(20)

The 2012 MKB Irrevocable Trust is a trust formed under the laws of the State of California, the United States of America. The trustee of the trust is Michael Chang, a citizen of the United States of America, and his address is 26228 Scarff Way, Los Altos Hills CA 94022, United States of America.

(21)

The Ting Childrens Irrevocable Trust is a trust formed under the laws of the State of California, the United States of America. The trustee of the trust is Michael Chang, a citizen of the United States of America, and his address is 26228 Scarff Way, Los Altos Hills CA 94022, United States of America.

(22)

The Ting Family Trust is a trust formed under the laws of the State of California, the United States of America. The trustees of the trust are David Hsiaoming Ting, and Linda Chang Ting. Their address is 248 Polhemus Ave., Atherton CA 94027, United States of America.

(23)	Michael Chang is a citizen of the United States of America, and his address is 26228 Scarff Way, Los Altos Hills CA 94022, United States of America.

(24)	Linda Chang Ting is a citizen of the United States of America. Her address is 248 Polhemus Ave., Atherton CA 94027, United States of America.

(25)

Sunshui Hopeson Capital Limited is a company organized under the laws of the British Virgin Islands. Its business address is Unit 710, 7/F., Lippo Sun Plaza, 28 Canton Road, Tsim Sha Tsui, Kowloon, Hong Kong.

(26)

Shanghai Yihao Stock Equity Investment Fund Partnership Enterprise (Limited Partnership) is a limited partnership organized under the laws of the People’s Republic of China. Its business address is Unit 710, 7/F., Lippo Sun Plaza, 28 Canton Road, Tsim Sha Tsui, Kowloon, Hong Kong.

(27)	Hu Junbo is a citizen of Hong Kong. His business address is Unit 710, 7/F., Lippo Sun Plaza, 28 Canton Road, Tsim Sha Tsui, Kowloon, Hong Kong.

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(28)	Deng Yanbo is a citizen of the People’s Republic of China. His business address is Unit 710, 7/F., Lippo Sun Plaza, 28 Canton Road, Tsim Sha Tsui, Kowloon, Hong Kong.

(29)

Peng Chen is a citizen of the People’s Republic of China. His business address is BEST Inc., 2nd Floor, Block A, Huaxing Modem Industry Park, No. 18 Tangmiao Road, Xihu District, Hangzhou, Zhejiang Province 310013, People’s Republic of China.

(30)

Jimei Liu is a permanent resident of the United States of America. Her business address is BEST Inc., 2nd Floor, Block A, Huaxing Modem Industry Park, No. 18 Tangmiao Road, Xihu District, Hangzhou, Zhejiang Province 310013, People’s Republic of China.

(31)

Mangli Zhang is a permanent resident of the United States of America. Her business address is BEST Inc., 2nd Floor, Block A, Huaxing Modem Industry Park, No. 18 Tangmiao Road, Xihu District, Hangzhou, Zhejiang Province 310013, People’s Republic of China.

(32)

Yanbing Zhang is a citizen of the People’s Republic of China. His business address is BEST Inc., 2nd Floor, Block A, Huaxing Modem Industry Park, No. 18 Tangmiao Road, Xihu District, Hangzhou, Zhejiang Province 310013, People’s Republic of China.

(33)

Tao Liu is a citizen of the People’s Republic of China. His business address is BEST Inc., 2nd Floor, Block A, Huaxing Modem Industry Park, No. 18 Tangmiao Road, Xihu District, Hangzhou, Zhejiang Province 310013, People’s Republic of China.

(34)

Xiaoqing Wang is a citizen of the People’s Republic of China. His business address is BEST Inc., 2nd Floor, Block A, Huaxing Modem Industry Park, No. 18 Tangmiao Road, Xihu District, Hangzhou, Zhejiang Province 310013, People’s Republic of China.

(35)

Lili He is a citizen of the People’s Republic of China. Her business address is BEST Inc., 2nd Floor, Block A, Huaxing Modem Industry Park, No. 18 Tangmiao Road, Xihu District, Hangzhou, Zhejiang Province 310013, People’s Republic of China.

(36)	Bo Liu is a permanent resident of the United States of America. His business address is 14662 Franklin Ave. H, Tustin CA 92780, United States of America.

(37)	Yidong Xu is a citizen of the People’s Republic of China. His business address is Room 2402, Bund International Mansion, Lucheng District, Wenzhou City, Zhejiang Province, People’s Republic of China.

(38)	Robert Zhu is a citizen of France. His business address is Room 3-210 Cathay View, No. 1 Guantang East Road, Beijing 100102, People’s Republic of China.

(39)	Broad Street Principal Investments, L.L.C. is a limited liability company organized under the laws of Delaware. Its business address is 200 West Street, New York, NY 10282, United States of America.

(40)	MBD 2014 Holdings, L.P. is a limited partnership organized under the laws of the Cayman Islands. Its business address is 200 West Street, New York, NY 10282, United States of America.

(41)	Stone Street 2014 Holdings, L.P. is a limited partnership organized under the laws of the Cayman Islands. Its business address is 200 West Street, New York, NY 10282, United States of America.

(42)	Bridge Street 2014 Holdings, L.P. is a limited partnership organized under the laws of the Cayman Islands. Its business address is 200 West Street, New York, NY 10282, United States of America.

(43)	The Goldman Sachs Group, Inc. (“Goldman Sachs Group”) is a company organized under the laws of Delaware. Its business address is 200 West Street, New York, NY 10282, United States of America.

(44)	Goldman Sachs & Co. LLC (“Goldman Sachs”) is a limited liability company organized under the laws of New York. Its business address is 200 West Street, New York, NY 10282, United States of America.

(45)

Genesis Capital Enterprise Inc (“Genesis Capital”) is a company organized under the laws of the British Virgin Islands. Its business address is Vistra (BVI) Limited of Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

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(46)	Mingxia Fu is a citizen of Hong Kong. His business address is Suite 3102, Two Exchange Square 8 Connaught Place, Central, Hong Kong.

(47)	CBLC Investment Limited (“CBLC”) is a company organized under the laws of the British Virgin Islands. Its business address is Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands.

(48)	Citron PE Funds II Limited (“Citron”) is a company organized under the laws of the Cayman Islands. Its business address is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(49)

CCAP Best Logistics Holdings Limited (“CCAP”) is a company organized under the laws of the British Virgin Islands. Its business address is OMC Chambers, Wickhams Cay 1, Road Town Tortola British Virgin Islands.

(50)

CDIB Capital Investment I Limited (“CDIB”) is a company organized under the laws of the British Virgin Islands. Its business address is CITGO B.V.I. LIMITED of Flemming House, P.O. Box 662, Wickhams Cay, Road Town, Tortola, VG1110 British Virgin Islands.

(51)	KGI Financial Holding Co., Ltd. is a company organized under the laws of Taiwan. Its business address is No. 135, Dunhua N. Rd, Songshan Dist. Taipei City 105, Taiwan.

(52)

Shanghai Guangshi Investment Center (Limited Partnership) is a limited partnership organized under the laws of the People’s Republic of China. Its business address is Room 368, Part 302, 211 North Futer Road, China (Shanghai) Pilot Free Trade Zone, Shanghai, the People’s Republic of China.

(53)

Everbright (Tianjin) Industrial Investment Fund Management Co., Ltd. is a company incorporated under the laws of the People’s Republic of China. Its business address is No. 83, Qiwei Road, Dawangzhuang, East District (Room 604, 6th Floor, Section C), Tianjin, People’s Republic of China.

This Statement is being filed jointly by and on behalf of the persons listed in (1) through (53) (each a “Reporting Person” and collectively the “Reporting Persons”) pursuant to Rule 13d-1(k) under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Reporting Persons may be deemed to constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to the Proposed Transaction described in Item 4 of this Statement. Except as otherwise stated herein, each Reporting Person expressly disclaims beneficial ownership for all purposes of the Class A Ordinary Shares, Class B Ordinary Shares, Class C Ordinary Shares and ADSs held by each other Reporting Person.

The agreement between the Reporting Persons relating to the joint filing of this Statement is attached hereto as Exhibit 99.10. Information with respect to each of the Reporting Persons is given solely by such Reporting Person, and no Reporting Person assumes responsibility for the accuracy or completeness of the information concerning the other Reporting Persons, except as otherwise provided in Rule 13d-l(k).

The name, business address, present principal occupation or employment and citizenship of each of the directors and executive officers of the Reporting Persons as of the date hereof, if any, is set forth on Schedules A-l through A-17.

None of the Reporting Persons and, to the best of their knowledge, none of the persons listed on Schedule A-l through A-17 hereto, has, during the last five years, been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) except as set forth below, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

On October 22, 2020, Goldman Sachs Group entered into an order instituting cease and desist proceedings with the SEC, which alleged Goldman Sachs Group failed to reasonably maintain a sufficient system of internal accounting controls between 2012 and 2015 with respect to the process by which it reviewed and approved the commitment of firm capital in large, significant and complex transitions, such as the three bond offerings for 1Malaysia Development Berhad (“1MDB”), and that documentation prepared in connection with the 1MDB transactions did not accurately reflect certain aspects of the bond offerings, including the involvement of a third party intermediary in the offerings. Goldman Sachs Group has agreed to pay a civil money penalty in the amount of $400,000,000 and disgorgement of $606,300,000.

On September 27, 2022, the SEC entered an order in which it settled charges against Goldman Sachs for violating certain recordkeeping and supervisory provisions of the Exchange Act by failing to maintain or preserve certain written business communications that were conducted on unapproved communication methods and failing to implement its policies and procedures that prohibit such communications. Goldman Sachs has agreed to pay a civil monetary penalty in the amount of $125,000,000 to the SEC in connection with these charges. Also on September 27, 2022, the Commodity Futures Trading Commission (the “CFTC”) issued an order filing and settling charges with Goldman Sachs for failing to maintain, preserve or produce records that were required to be kept under CFTC recordkeeping requirements and failing to diligently supervise matters related to its business as a CFTC registrant. Goldman Sachs has agreed to pay a civil monetary penalty of $75,000,000 to the CFTC.

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On September 22, 2023, Goldman Sachs entered into a settlement with the SEC to resolve charges that, from November 2012 through March 2022, Goldman Sachs submitted at least 22,192 blue sheets to the SEC that inaccurately reported one or more of 43 separate types of issues that impacted its electronic blue sheets reporting. Under the SEC settlement, Goldman Sachs agreed to pay $6 million to the SEC and to cease and desist from violating recordkeeping provisions of the Exchange Act and SEC regulations. On the same day, Goldman Sachs entered into a settlement with Financial Industry Regulatory Authority (“FINRA”) to resolve similar charges. Under the FINRA settlement, Goldman Sachs consented to a censure and paid a fine of $6 million.

Item 4. Purpose of Transaction.

Item 4 of the Original Schedule 13D is hereby amended and supplemented by adding the following at the end thereof:

On October 11, 2024 each of Peng Chen, Jimei Liu, Mangli Zhang, Yanbing Zhang, Tao Liu, Xiaoqing Wang, Lili He, Bo Liu, Yidong Xu, Robert Zhu, Broad Street, MBD 2014, Stone Street, Bridge Street, Genesis Capital, CBLC, CCAP, CDIB and Shanghai Guangshi Investment Center (Limited Partnership) executed and delivered a Joinder Agreement to the Interim Consortium Agreement, pursuant to which each of the above persons became a party to the Interim Consortium Agreement.

On October 11, 2024 each of Peng Chen, Jimei Liu, Mangli Zhang, Yanbing Zhang, Tao Liu, Xiaoqing Wang, Lili He, Bo Liu, Yidong Xu, Robert Zhu, Broad Street, MBD 2014, Stone Street, Bridge Street, Genesis Capital, CBLC, CCAP, CDIB and Shanghai Guangshi Investment Center (Limited Partnership) executed and delivered a Joinder Agreement to the Rollover and Contribution Agreement, pursuant to which each of the above persons became a party to the Rollover and Contribution Agreement.

For the purposes of the Statement, and where the context so provides, all references to the “Consortium Members” shall be deemed to include Peng Chen, Jimei Liu, Mangli Zhang, Yanbing Zhang, Tao Liu, Xiaoqing Wang, Lili He, Bo Liu, Yidong Xu, Robert Zhu, Broad Street, MBD 2014, Stone Street, Bridge Street, Genesis Capital, CBLC, CCAP, CDIB and Shanghai Guangshi Investment Center (Limited Partnership).

Item 5. Interest in Securities of the Issuer.

Paragraph (d) of Item 5 of the Original Schedule 13D is hereby amended and replaced in its entirety as follows:

Except for clients of Goldman Sachs or another investment advisor subsidiary of Goldman Sachs Group who may have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, ordinary shares, if any, held in client accounts, no person, other than the Reporting Persons are known by the Reporting Persons to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, any ordinary shares beneficially owned by the Reporting Persons and described in this Item 5.

Item 7. Material to be Filed as Exhibits.

Exhibit 99.10	Joint Filing Agreement, dated October 11, 2024
Exhibit 99.11	Form of Joinder Agreement to Interim Consortium Agreement
Exhibit 99.12	Form of Joinder Agreement to Rollover and Contribution Agreement
Exhibit 99.13	Power of Attorney relating to Broad Street Principal Investments, L.L.C.
Exhibit 99.14	Power of Attorney relating to MBD 2014 Holdings, L.P.
Exhibit 99.15	Power of Attorney relating to Stone Street 2014 Holdings, L.P.
Exhibit 99.16	Power of Attorney relating to Bridge Street 2014 Holdings, L.P.
Exhibit 99.17	Power of Attorney relating to The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit 99.9 (with respect to Power of Attorney relating to The Goldman Sachs Group, Inc. only) to the Schedule 13D/A filed by certain reporting persons thereto with the SEC on June 17, 2024 in respect of Class A Common Stock of Stagwell Inc.)
Exhibit 99.18	Power of Attorney relating to Goldman Sachs & Co. LLC (incorporated by reference to Exhibit 99.9 (with respect to Power of Attorney relating to Goldman Sachs & Co. LLC only) to the Schedule 13D/A filed by certain reporting persons thereto with the SEC on June 17, 2024 in respect of Class A Common Stock of Stagwell Inc.)

66 / 125

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 11, 2024

Shao-Ning Johnny Chou

By:	/s/ Shao-Ning Johnny Chou

George Chow

By:	/s/ George Chow

67 / 125

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 11, 2024

Alibaba Group Holding Limited

By:	/s/ Jinwei Zhang
Name:	Jinwei Zhang
Title:	Authorized Signatory

68 / 125

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 11, 2024

Alibaba Investment Limited

By:	/s/ Lei Jin
Name:	Lei Jin
Title:	Authorized Signatory

69 / 125

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 11, 2024

Alibaba.com China Limited

By:	/s/ Lei Jin
Name:	Lei Jin
Title:	Authorized Signatory

70 / 125

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 11, 2024

Ali CN Investment Holding Limited

By:	/s/ Lei Jin
Name:	Lei Jin
Title:	Authorized Signatory

71 / 125

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 11, 2024

Cainiao Smart Logistics Network Limited

By:	/s/ Lin Wan
Name:	Lin Wan
Title:	Director

72 / 125

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 11, 2024

Cainiao Smart Logistics Investment Limited

By:	/s/ Lin Wan
Name:	Lin Wan
Title:	Director

73 / 125

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 11, 2024

BJ Russell Holdings Limited

By:	/s/ Yahong Liang
Name:	Yahong Liang
Title:	Authorized Signatory

Hung Chris Hui

By:	/s/ Hung Chris Hui

Yahong Liang

By:	/s/ Yahong Liang

74 / 125

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 11, 2024

IDG-Accel China Capital II L.P.

By:	IDG-Accel China Capital II Associates L.P., its General Partner

By:	IDG-Accel China Capital GP II Associates Ltd., its General Partner

By:	/s/ Quan ZHOU
Name:	Quan ZHOU
Title:	Authorized Signatory

IDG-Accel China Capital II Investors L.P.

By:	IDG-Accel China Capital GP II Associates Ltd., its General Partner

By:	/s/ Quan ZHOU
Name:	Quan ZHOU
Title:	Authorized Signatory

IDG-Accel China Capital II Associates L.P.

By:	IDG-Accel China Capital GP II Associates Ltd., its General Partner

By:	/s/ Quan ZHOU
Name:	Quan ZHOU
Title:	Authorized Signatory

IDG-Accel China Capital GP II Associates Ltd.

By:	/s/ Quan ZHOU
Name:	Quan ZHOU
Title:	Authorized Signatory

By:	/s/ Quan Zhou
Name:	Quan Zhou

By:	/s/ Chi Sing Ho
Name:	Chi Sing Ho

75 / 125

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 11, 2024

Shaohan Joe Chou

By:	/s/ Shaohan Joe Chou

76 / 125

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 11, 2024

David Hsiaoming Ting

By:	/s/ David Hsiaoming Ting

77 / 125

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 11, 2024

The 2012 MKB Irrevocable Trust

By:	/s/ Michael Chang
Name:	Michael Chang
Title:	Authorized Signatory

78 / 125

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 11, 2024

Ting Childrens Irrevocable Trust

By:	/s/ Michael Chang
Name:	Michael Chang
Title:	Authorized Signatory

79 / 125

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 11, 2024

Ting Family Trust

By:	/s/ David Ting
Name:	David Ting
Title:	Authorized Signatory

80 / 125

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 11, 2024

Michael Chang

By:	/s/ Michael Chang

81 / 125

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 11, 2024

Linda Chang Ting

By:	/s/ Linda Chang Ting

82 / 125

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 11, 2024

Sunshui Hopeson Capital Limited

By:	/s/ Deng Yanbo
Name:	Deng Yanbo
Title:	Authorized Signatory

Shanghai Yihao Stock Equity Investment Fund Partnership Enterprise (Limited Partnership)

By:	/s/ Deng Yanbo
Name:	Deng Yanbo
Title:	Authorized Signatory

Hu Junbo

By:	/s/ Hu Junbo

Deng Yanbo

By:	/s/ Deng Yanbo

83 / 125

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 11, 2024

Peng Chen

By:	/s/ Peng Chen

84 / 125

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 11, 2024

Jimei Liu

By:	/s/ Jimei Liu

85 / 125

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 11, 2024

Mangli Zhang

By:	/s/ Mangli Zhang

86 / 125

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 11, 2024

Yanbing Zhang

By:	/s/ Yanbing Zhang

87 / 125

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 11, 2024

Tao Liu

By:	/s/ Tao Liu

88 / 125

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 11, 2024

Xiaoqing Wang

By:	/s/ Xiaoqing Wang

89 / 125

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 11, 2024

Lili He

By:	/s/ Lili He

90 / 125

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 11, 2024

Bo Liu

By:	/s/ Bo Liu

91 / 125

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 11, 2024

Yidong Xu

By:	/s/ Yidong Xu

92 / 125

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 11, 2024

Robert Zhu

By:	/s/ Robert Zhu

93 / 125

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 11, 2024

Broad Street Principal Investments, L.L.C.

By:	/s/ Crystal Orgill
Name: Crystal Orgill
Title: Authorized Signatory

94 / 125

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 11, 2024

MBD 2014 Holdings, L.P.

By: MBD Advisors, L.L.C., its General Partner

By:	/s/ Crystal Orgill
Name: Crystal Orgill
Title: Authorized Signatory

95 / 125

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 11, 2024

Stone Street 2014 Holdings, L.P.

By: Bridge Street Opportunity Advisors, L.L.C., its General Partner

By:	/s/ Crystal Orgill
Name: Crystal Orgill
Title: Authorized Signatory

96 / 125

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 11, 2024

Bridge Street 2014 Holdings, L.P.

By: Bridge Street Opportunity Advisors, L.L.C., its General Partner

By:	/s/ Crystal Orgill
Name: Crystal Orgill
Title: Authorized Signatory

97 / 125

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 11, 2024

The Goldman Sachs Group, Inc.

By:	/s/ Crystal Orgill
Name:	Crystal Orgill
Title:	Authorized Signatory

98 / 125

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 11, 2024

Goldman Sachs & Co. LLC

By:	/s/ Crystal Orgill
Name: Crystal Orgill
Title: Authorized Signatory

99 / 125

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 11, 2024

Genesis Capital Enterprise Inc

By:	/s/ FU Mingxia
Name:	FU Mingxia
Title:	Authorized Signatory

100 / 125

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 11, 2024

Mingxia Fu

By:	/s/ Mingxia Fu

101 / 125

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 11, 2024

CBLC Investment Limited

By:	/s/ WONG Wai Shan
Name:	WONG Wai Shan
Title:	Authorized Signatory

102 / 125

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 11, 2024

Citron PE Funds II Limited

By:	/s/ WONG Wai Shan
Name:	WONG Wai Shan
Title:	Authorized Signatory

103 / 125

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 11, 2024

CCAP Best Logistics Holdings Limited

By:	/s/ Chan Chi Kwan Karen
Name:	Chan Chi Kwan Karen
Title:	Director

104 / 125

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 11, 2024

CDIB Capital Investment I Limited

By:	/s/ David Chou
Name:	David Chou
Title:	Director

105 / 125

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 11, 2024

KGI Financial Holding Co., Ltd.
(former name China Development Financial Holding Corporation)

By:	/s/ Janet Sheng
Name:	Janet Sheng
Title:	Authorized Signatory

106 / 125

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 11, 2024

Shanghai Guangshi Investment Center (Limited Partnership)

By:	/s/ WEIFENG WANG
Name:	WEIFENG WANG
Title:	Authorized Signatory

107 / 125

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 11, 2024

Everbright (Tianjin) Industrial Investment Fund Management Co., Ltd.

By:	/s/ WEIFENG WANG
Name:	WEIFENG WANG
Title:	Authorized Signatory

108 / 125

SCHEDULE A-1

Directors and Executive Officers of Alibaba Group Holding Limited

The following table sets forth the name, citizenship, business address and present principal occupation of each director and executive officer of Alibaba Group Holding Limited, an exempted company incorporated under the laws of the Cayman Islands (“AGHL”).

Name and Citizenship	Present Principal Occupation
Directors[1]
Joseph C. TSAI, Canada	Chairman of AGHL

Eddie Yongming WU, Singapore c/o 969 West Wen Yi Road Yu Hang District, Hangzhou 311121 People’s Republic of China	Director and Chief Executive Officer of AGHL

J. Michael EVANS, Canada	Director and President of AGHL

Maggie Wei WU, People’s Republic of China	Director of AGHL

Jerry YANG, United States of America	Independent Director of AGHL; Founding Partner of AME Cloud Ventures

Wan Ling MARTELLO, United States of America	Independent Director of AGHL; Founding Partner of BayPine

Weijian SHAN, People’s Republic of China	Independent Director of AGHL; Executive Chairman and Founder of PAG

Irene Yun-Lien LEE, People’s Republic of China	Independent Director of AGHL; Executive Chairman of Hysan Development Limited

Albert Kong Ping NG, People’s Republic of China	Independent Director of AGHL

Kabir MISRA, United States of America	Independent Director of AGHL; Managing Partner at RPS Ventures

Executive Officers[2]

Toby Hong XU, People’s Republic of China	Chief Financial Officer of AGHL

Jane Fang JIANG, People’s Republic of China	Chief People Officer of AGHL

Sara Siying YU, People’s Republic of China	General Counsel of AGHL

Fan JIANG, People’s Republic of China	Co-Chairman and Chief Executive Officer of Alibaba International Digital Commerce Group of AGHL

Lin WAN, People’s Republic of China	Chief Executive Officer of Cainiao Smart Logistics Network Limited of AGHL

Luyuan FAN, People’s Republic of China	Chairman and Chief Executive Officer of Digital Media and Entertainment Group of AGHL

[1]	Unless otherwise noted, the business address for each director listed is 26/F, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong.
[2]	Unless otherwise noted, the business address for each executive officer listed is c/o 969 West Wen Yi Road, Yu Hang District, Hangzhou 311121, People’s Republic of China.

SCHEDULE A-2

Directors and Executive Officers of Alibaba Investment Limited

The following table sets forth the names and present principal occupation of each director of Alibaba Investment Limited, a company organized under the laws of the British Virgin Islands (“AIL”). The business address for each person listed below is c/o Alibaba Group Services Limited, 26/F, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong. AIL does not have any executive officers. As used below, the term “AGHL” refers to Alibaba Group Holding Limited, an exempted company incorporated under the laws of the Cayman Islands.

Name/Citizenship	Present Principal Occupation
Lei JIN, People’s Republic of China	Senior Director of Legal of AGHL

Yik Lam LEE, People’s Republic of China	Director of Finance of AGHL

Yuehong QIN, People’s Republic of China	Vice President, Corporate Finance of AGHL

SCHEDULE A-3

Directors and Executive Officers of Alibaba.com China Limited

The following table sets forth the names and present principal occupation of each director of Alibaba.com China Limited, a company organized under the laws of Hong Kong (“ACL”). The business address for each person listed below is c/o Alibaba Group Services Limited, 26/F, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong. ACL does not have any executive officers. As used below, the term “AGHL” refers to Alibaba Group Holding Limited, an exempted company incorporated under the laws of the Cayman Islands.

Name/Citizenship	Present Principal Occupation
Jinwei ZHANG, People’s Republic of China	Company Secretary of AGHL

Yik Lam LEE, People’s Republic of China	Director of Finance of AGHL

SCHEDULE A-4

Directors and Executive Officers of Ali CN Investment Holding Limited

The following table sets forth the names and present principal occupation of each director of Ali CN Investment Holding Limited, a company organized under the laws of the British Virgin Islands (“Ali CN”). The business address for each person listed below is c/o Alibaba Group Services Limited, 26/F, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong. Ali CN does not have any executive officers. As used below, the term “AGHL” refers to Alibaba Group Holding Limited, an exempted company incorporated under the laws of the Cayman Islands.

Name/Citizenship	Present Principal Occupation
Jinwei ZHANG, People’s Republic of China	Company Secretary of AGHL

Yik Lam LEE, People’s Republic of China	Director of Finance of AGHL

SCHEDULE A-5

Directors and Executive Officers of Cainiao Smart Logistics Network Limited

The following table sets forth the names and present principal occupation of each director and executive officer of Cainiao Smart Logistics Network Limited, an exempted company incorporated under the laws of the Cayman Islands (“Cainiao”). The business address for each person listed below is c/o North Cainiao Post Station, No. 501 Fengxin Road, Yuhang District, Hangzhou, Zhejiang Province 310000, People’s Republic of China. As used below, the term “AGHL” refers to Alibaba Group Holding Limited, an exempted company incorporated under the laws of the Cayman Islands.

Name/Citizenship	Present Principal Occupation
Joseph C. TSAI, Canada	Chairman of Cainiao; Chairman of AGHL

Jane Fang JIANG, People’s Republic of China	Director of Cainiao

Fan JIANG, People’s Republic of China	Director of Cainiao; Co-Chairman and Chief Executive Officer of Alibaba International Digital Commerce Group of AGHL

Lin WAN, People’s Republic of China	Director and Chief Executive Officer of Cainiao

Zheng LIU, People’s Republic of China	Director and Chief Financial Officer of Cainiao

Hong LIU, People’s Republic of China	Chief People Officer of Cainiao

SCHEDULE A-6

Directors and Executive Officers of Cainiao Smart Logistics Investment Limited

The following table sets forth the name, business address and present principal occupation of the sole director of Cainiao Smart Logistics Investment Limited, a company organized under the laws of the British Virgin Islands (“CIL”). The business address for the sole director listed below is c/o North Cainiao Post Station, No. 501 Fengxin Road, Yuhang District, Hangzhou, Zhejiang Province 310000, People’s Republic of China. CIL does not have any executive officers.

Name/Citizenship	Present Principal Occupation
Lin WAN, People’s Republic of China	Sole Director of CIL; Director and Chief Executive Officer of Cainiao Smart Logistics Network Limited

SCHEDULE A-7

Directors and Executive Officers of BJ Russell Holdings Limited

The following table sets forth the name, business address and present principal occupation of the sole director of BJ Russell Holdings Limited, a company organized under the laws of the British Virgin Islands (“BJ Russell”). The business address for the sole director listed below is Mandar House, 3rd Floor, Johnson’s Ghut, Tortola, British Virgin Islands. BJ Russell does not have any executive officers.

Name/Citizenship	Present Principal Occupation

Yahong LIANG, People’s Republic of China	Sole Director of Russell

SCHEDULE A-8

Directors and Executive Officers of IDG-Accel China Capital GP II Associates Ltd.

The following table sets forth the names and present principal occupation of each director of IDG-Accel China Capital GP II Associates Ltd., a company organized under the laws of the Cayman Islands (“IDG-Accel GP”). The business address for each person listed below is Unit 5505, The Center, 99 Queen’s Road Central, Hong Kong. IDG-Accel GP does not have any executive officers.

Name/Citizenship	Present Principal Occupation
Quan Zhou, United States of America	Director of IDG-Accel GP

Chi Sing Ho, Canada	Director of IDG-Accel GP

SCHEDULE A-9

Directors and Executive Officers of The Goldman Sachs Group, Inc.

The following table sets forth the names and present principal occupation of each director and executive officer of The Goldman Sachs Group, Inc., a company organized under the laws of Delaware. The business address for each person listed below is c/o Goldman Sachs & Co. LLC, 200 West Street, New York, New York 10282.

Each person is a citizen of the United States of America except for Lakshmi N. Mittal, who is a citizen of India. The present principal occupation or employment of each of the listed persons is set forth below.

Name	Present Principal Occupation
David M. Solomon	Chairman and Chief Executive Officer of The Goldman Sachs Group, Inc.

M. Michele Burns	Former Chairman and Chief Executive Officer, Mercer LLC; Former Chief Financial Officer of each of: Marsh & McLennan Companies, Inc., Mirant Corp. and Delta Air Lines, Inc.

Denis P. Coleman III	Chief Financial Officer of The Goldman Sachs Group, Inc.

Mark A. Flaherty	Former Vice Chairman, Wellington Management Company

Sheara J. Fredman	Chief Accounting Officer of The Goldman Sachs Group, Inc.

Carey Halio	Global Treasurer of The Goldman Sachs Group, Inc.

Kimberley D. Harris	Executive Vice President of Comcast Corporation; General Counsel of NBCUniversal

John Hess	Chief Executive Officer of Hess Corporation and Chairman and Chief Executive Officer of Hess Midstream LP

Kevin R. Johnson	Former President and Chief Executive Officer, Starbucks Corporation

Ellen J. Kullman	Executive Chair, Carbon 3D, Inc.

Brian J. Lee	Chief Risk Officer of The Goldman Sachs Group, Inc.

Lakshmi N. Mittal	Executive Chairman of ArcelorMittal S.A.

Thomas K. Montag	Chief Executive Officer of Rubicon Carbon LLC

Peter Oppenheimer	Former Senior Vice President and Chief Financial Officer of Apple, Inc.

John F.W. Rogers	Executive Vice President of The Goldman Sachs Group, Inc.

Kathryn H. Ruemmler	Chief Legal Officer and General Counsel of The Goldman Sachs Group, Inc.

Jan E. Tighe	Former Vice Admiral, United States Navy

David A. Viniar	Former Chief Financial Officer of The Goldman Sachs Group, Inc.

John E. Waldron	President and Chief Operating Officer of The Goldman Sachs Group, Inc.

SCHEDULE A-10

Members of Goldman Sachs Asset and Wealth Management Growth Investment Committee

The following table sets forth the names and present principal occupation of each member of the Goldman Sachs Asset and Wealth Management Growth Investment Committee, which exercises the authority of Goldman Sachs & Co. LLC in managing the investment in the Company.

NAME	PRESENT PRINCIPAL OCCUPATION	BUSINESS ADDRESS	CITIZENSHIP
Richard Friedman	Managing Director of Goldman Sachs & Co. LLC	360 S Rosemary Avenue, Suite 1200, West Palm Beach, Florida, 33401	United States of America

Michael Bruun	Managing Director of Goldman Sachs International	25 Shoe Lane, London EC4A 4AU, England	Denmark

Darren Cohen	Managing Director of Goldman Sachs & Co. LLC	200 West Street, New York, New York 10282	United States of America

Joe DiSabato	Managing Director of Goldman Sachs & Co. LLC	555 California Street, 45th Floor, San Francisco, CA 94104	United States of America

Bradley J. Gross	Managing Director of Goldman Sachs & Co. LLC	200 West Street, New York, New York 10282	United States of America

Stephanie Hui	Managing Director of Goldman Sachs (Asia) L.L.C.	Cheung Kong Center, 68th Floor, 2 Queens Road, Central, Hong Kong	United Kingdom

Adrian M. Jones	Managing Director of Goldman Sachs & Co. LLC	200 West Street, New York, New York 10282	Ireland

Hillel Moerman	Managing Director of Goldman Sachs & Co. LLC	200 West Street, New York, New York 10282	United States of America

Gregory Olafson	Managing Director of Goldman Sachs & Co. LLC	200 West Street, New York, New York 10282	Canada

Kenneth Pontarelli	Managing Director of Goldman Sachs & Co. LLC	200 West Street, New York, New York 10282	United States of America

Chris Resch	Managing Director of Goldman Sachs International	25 Shoe Lane, London EC4A 4AU, England	Germany

Emily Ramsden	Vice President of Goldman Sachs International	25 Shoe Lane, London EC4A 4AU, England	United Kingdom

Hristo Dimitrov	Managing Director of Goldman Sachs & Co. LLC	200 West Street, New York, New York 10282	United States of America

James Nolan	Managing Director of Goldman Sachs & Co. LLC	200 West Street, New York, New York 10282	United States of America

Saba Shikari	Managing Director of Goldman Sachs & Co. LLC	200 West Street, New York, New York 10282	United States of America

Thomas R. McAndrew	Managing Director of Goldman Sachs & Co. LLC	200 West Street, New York, New York 10282	United States of America

SCHEDULE A-11

Directors and Executive Officers of Genesis Capital Enterprise Inc

The following table sets forth the names and present principal occupation of each director and executive officer of Genesis Capital Enterprise Inc (“Genesis Capital”), a company organized under the laws of the British Virgin Islands. The business address for each person listed below is Vistra (BVI) Limited of Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

Name/Citizenship	Present Principal Occupation
Mingxia FU, Hong Kong	Director and Asset Manager of Genesis Capital

LEUNG Wai Man Cathy, Hong Kong	Director and Accountant of Genesis Capital

SCHEDULE A-12

Directors and Executive Officers of CBLC Investment Limited

The following table sets forth the names and present principal occupation of each director and executive officer of CBLC Investment Limited (“CBLC”), a company organized under the laws of the British Virgin Islands. The business address for each person listed below is Suite 3201, 32/F., One Pacific Place, 88 Queensway, Admiralty, Hong Kong.

Name/Citizenship	Present Principal Occupation
Yifei Lu, People’s Republic of China	Director of CBLC

Ching Nar Cindy Chan, Hong Kong	Director of CBLC

Wai Shan Wong, United Kingdom	Director of CBLC

SCHEDULE A-13

Directors and Executive Officers of Citron PE Funds II Limited

The following table sets forth the names and present principal occupation of each director and executive officer of Citron PE Funds II Limited (“Citron”), a company organized under the laws of the Cayman Islands. The business address for each person listed below is Suite 3201, 32/F., One Pacific Place, 88 Queensway, Admiralty, Hong Kong.

Name/Citizenship	Present Principal Occupation
Nie Lei, People’s Republic of China	Director of Citron

Ching Nar Cindy Chan, Hong Kong	Director of Citron

Wai Shan Wong, United Kingdom	Director of Citron

SCHEDULE A-14

Directors and Executive Officers of CCAP Best Logistics Holdings Limited

The following table sets forth the names and present principal occupation of each director and executive officer of CCAP Best Logistics Holdings Limited (“CCAP”), a company organized under the laws of the British Virgin Islands. The business address for each person listed below is OMC Chambers, Wickhams Cay 1, Road Town Tortola British Virgin Islands.

Name/Citizenship	Present Principal Occupation
Chan Chi Kwan Karen, Hong Kong	Director of CCAP

Peng Yaolu, People’s Republic of China	Director of CCAP

SCHEDULE A-15

Directors and Executive Officers of CDIB Capital Investment I Limited

The following table sets forth the names and present principal occupation of each director and executive officer of CDIB Capital Investment I Limited (“CDIB”), a company organized under the laws of the British Virgin Islands. The business address for each person listed below is CITGO B.V.I. LIMITED of Flemming House, P.O. Box 662, Wickhams Cay, Road Town, Tortola, VG1110 British Virgin Islands.

Name/Citizenship	Present Principal Occupation
David Tse Young Chou, United Kingdom	Director of CDIB

Lisa Li-Ling Guo, Taiwan	Director of CDIB

Hsiao-Chi Tsai, Taiwan	Director of CDIB

Yu-Shan Lin, Taiwan	Director of CDIB

SCHEDULE A-16

Directors and Executive Officers of KGI Financial Holding Co., Ltd

The following table sets forth the names and present principal occupation of each director and executive officer of KGI Financial Holding Co., Ltd. (“KGI Financial”, former name China Development Financial Holding Corporation), a company organized under the laws of Taiwan. The business address for each person listed below is No.135, Dunhua N. Rd, Songshan Dist. Taipei City 105, Taiwan.

Name/Citizenship	Present Principal Occupation
Alan Wang, Taiwan	Director and Chairman of KGI Financial

Jong-Chin Shen, Taiwan	Director and Vice Chairman of KGI Financial

Paul Yang, Taiwan	Director and President of KGI Financial

Stefano Paolo Bertamini, United States of America	Director of KGI Financial

Hung-Yi Hsiao, Taiwan	Director of KGI Financial

Lionel de Saint-Exupéry, France	Director of KGI Financial

Tyzz-Jiun Duh, Taiwan	Independent Director of KGI Financial

Shih-Chieh Chang, Taiwan	Independent Director of KGI Financial

Wei Chung, Taiwan

Julian Yen, Taiwan

Jenny Huang, Taiwan

Janet Sheng, Taiwan

Jane Lai, Taiwan

Terence Yeung, Hong Kong

Melody Chen, Taiwan

Frank Lai, Taiwan

Marisol Wang, Taiwan

Richard Sun, Taiwan

Winnie Huang, Taiwan

Hans Tzou, Taiwan

Vincent Hung, Taiwan

Lichun Wang, Taiwan

Independent Director of KGI Financial

Senior Executive Vice President of KGI Financial

Executive Vice President of KGI Financial

Executive Vice President of KGI Financial

Executive Vice President of KGI Financial

Executive Vice President of KGI Financial

Executive Vice President of KGI Financial

Executive Vice President of KGI Financial

Executive Vice President of KGI Financial

Executive Vice President of KGI Financial

Executive Vice President of KGI Financial

Executive Vice President of KGI Financial

Executive Vice President of KGI Financial

Executive Vice President of KGI Financial

SCHEDULE A-17

Directors and Executive Officers of Everbright (Tianjin) Industrial Investment Fund Management Co., Ltd.

The following table sets forth the names and present principal occupations of each director and executive officer of Everbright (Tianjin) Industrial Investment Fund Management Co., Ltd., a company organized under the laws of China (“Everbright GP”). The business address for each person listed below is No. 83, Qiwei Road, Dawangzhuang, East District (Room 604, 6th Floor, Section C), Tianjin, China.

Name/Citizenship	Present Principal Occupation
Li’ou Zhang, China	Director, Chairman of Everbright GP

Min Li, China	Director, Vice Chairman of Everbright GP

Weifang Wang, China	Director, Chief Executive Officer of Everbright GP

Bokai Zhaug, China	Director of Everbright GP

Cheng Gao, China	Director of Everbright GP